UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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AKAMAI TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Stockholders:

Akamai delivered excellent results in 2021. We continued to dramatically grow our security business, diversify our customer base internationally and generate strong profitability and cash flows, all while delivering on our mission to power and protect life online.

Total revenue in 2021 was $3.5 billion, up 8% over 2020, led by the 26% year-over-year growth in our security business. We continued to improve our profitability as we grew our earnings per diluted share by 17% in 2021. Importantly, our strong profitability continued to translate into enviable cash generation. In 2021, our operating cash flow grew 16% year-over-year to $1.4 billion.

We thoughtfully deployed capital in an effort to increase shareholder value. In 2021, we completed the acquisitions of Inverse and Guardicore to add to our security capabilities. We also continued to return capital to shareholders, spending $522 million to buy back approximately 4.7 million shares during the year. Over the last 10 years, Akamai has reduced its shares outstanding by approximately 10%.

Our Security Technology Group continued to experience very strong growth in 2021, and revenue exceeded $1.3 billion. Akamai’s comprehensive security offerings are designed to provide the defenses needed to address our customers’ biggest threats. The breadth of our defenses is also important to our customers who want more effective security capabilities from fewer vendors. Our security solutions are highly differentiated and recognized as best-in-class by industry analysts and customers, who see us as a leading provider of services that protect their most critical assets, including enterprise websites, applications, data and access.

Our Edge Technology Group contributed more than $2 billion to Akamai’s revenue in 2021 as we continued to offer our customers fast reliable delivery and unmatched scale on a global basis. We surpassed peak traffic of 200 Tbps on several occasions during the year, and we continued to build out significant global capacity in anticipation of future traffic growth. Our global reach, reliability and performance remain critically important to our customers around the world.

Additionally, we continued to position our business for future growth in edge computing and Zero Trust security. In edge computing, we anticipate more enterprises will move compute workloads to the edge as 5G and the Internet of Things take hold. We continued to invest in our compute products, introducing important enhancements for EdgeWorkers, EdgeKV and our API acceleration products in 2021. In Zero Trust security, we acquired Guardicore to help stop the spread of ransomware. Enterprises today are confronting a rapidly-evolving threat landscape, with sophisticated attackers who are trying to steal their data, disrupt their operations and extort them for large sums of money. Guardicore’s microsegmentation solution helps limit the spread of malware and protects the flow of enterprise data across the network, and we believe it is the perfect addition to our Zero Trust portfolio.

We’re proud of the results we achieved in 2021 and are confident about our future. And, importantly, we again delivered our results the right way. Our environmental, social and governance efforts are appreciated and widely recognized for being best in class. Akamai was recognized in the Dow Jones Sustainability Index for the eighth consecutive year, in the FTSE4Good Index and in the JUST 100, where we were ranked 46 overall and second among internet companies. Our continued focus on inclusion and diversity as a strategic imperative increased the diversity of our workforce through hiring and retention in 2021.

I want to thank our nearly 9,000 employees for their very hard work on behalf of our many customers and the billions of internet users around the world. Despite the pandemic-related challenges, Akamai employees maintained their can-do attitude and customer-first mindset, enabling our platform to manage more traffic, more web transactions and more cyberattacks than ever before. Their creativity, teamwork and tenacity are key to what makes Akamai such a unique and strong company.

We hope you can attend Akamai’s 2022 Annual Meeting of Stockholders to be held on May 12, 2022, at 9:30 a.m. Eastern time. In light of continued public health and travel concerns, we will once again hold our stockholder meeting as a virtual-only event. The meeting will also be available through a link on our investor relations website (www.ir.akamai.com). Details regarding how to access the meeting and the business to be conducted are more fully described in our Notice of 2022 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, please vote as soon as possible. Voting by proxy will ensure your representation at the meeting even if you do not attend in person. Please review the instructions on the proxy card or your proxy materials regarding your voting options.

We wish continued success and well-being to all in 2022.

Dr. Tom Leighton
Chief Executive Officer

AKAMAI TECHNOLOGIES, INC.

145 BROADWAY

CAMBRIDGE, MASSACHUSETTS 02142

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2022

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Akamai Technologies, Inc. (“Akamai” or the “Company”) will be held on Thursday, May 12, 2022, at 9:30 a.m., Eastern time, via the internet at a virtual web conference at www.meetnow.global/MYK5XPQ.

In light of continued public health and travel concerns, for the health and well-being of our stockholders, employees and directors, we have determined that the Annual Meeting will be held online in a virtual meeting format, via the internet, with no physical in-person meeting of the stockholders. Stockholders attending our virtual Annual Meeting will be able to attend, vote and submit questions during the Annual Meeting. Further information about how to attend the Annual Meeting online, vote your shares online during the Annual Meeting and submit questions is included in the accompanying proxy statement.

At the Annual Meeting, we expect stockholders will consider and vote upon the following matters:

(1)

To elect ten nominees currently serving as members of our Board of Directors and named in the attached proxy statement to serve on our Board of Directors for a one-year term expiring at the 2023 Annual Meeting of Stockholders;

(2)

To approve an amendment and restatement of our Amended and Restated 2013 Stock Incentive Plan (the “Plan”) to, among other things, (i) increase the number of shares of common stock authorized for issuance thereunder by 2,000,000 shares, (ii) address the treatment of time- and performance-based equity awards under the Plan upon a change in control event, (iii) remove certain provisions related to Section 162(m) of the Internal Revenue Code of 1986, as amended, that are no longer relevant as a result of the elimination of the exemption for qualified performance-based compensation under Section 162(m) and (iv) extend the expiration date of the Plan to May 12, 2032;

(3)	To approve, on an advisory basis, our named executive officer compensation;

(4)	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2022; and

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 17, 2022, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

A complete list of stockholders of record will be available at least 10 days prior to the Annual Meeting at 145 Broadway, Cambridge, Massachusetts 02142. This list will also be available to stockholders of record during the Annual Meeting for examination at www.meetnow.global/MYK5XPQ.

All stockholders are cordially invited to attend the Annual Meeting online. If you hold your shares in an account with a broker, bank or other nominee and wish to attend the Annual Meeting, you must obtain a legal proxy from that entity and register in advance for the meeting by following the instructions in the accompanying proxy statement.

By order of the Board of Directors,

AARON S. AHOLA
Executive Vice President, General Counsel and Corporate Secretary

Cambridge, Massachusetts

March 30, 2022

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE. MOST STOCKHOLDERS HAVE A CHOICE OF VOTING OVER THE INTERNET, BY TELEPHONE OR BY MAIL AS INSTRUCTED IN THESE MATERIALS AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES ONLINE DURING THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AND YOUR PROXY IS REVOCABLE AT YOUR OPTION BEFORE IT IS EXERCISED. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER. FURTHER INFORMATION ABOUT HOW TO ATTEND THE ANNUAL MEETING ONLINE, VOTE YOUR SHARES ONLINE DURING THE ANNUAL MEETING AND SUBMIT QUESTIONS DURING THE ANNUAL MEETING IS INCLUDED IN THE ACCOMPANYING PROXY STATEMENT.

AKAMAI TECHNOLOGIES, INC.

145 BROADWAY

CAMBRIDGE, MASSACHUSETTS 02142

PROXY STATEMENT

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Akamai Technologies, Inc., which we refer to as “we,” “us,” or the “Company.” All statements other than statements of historical facts are statements that could be deemed forward-looking statements. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management as of the date hereof based on information currently available to them. Use of words such as “believes,” “could,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “estimates,” “should,” “forecasts,” “if,” “continues,” “goal,” “likely,” “may,” and variations of such words or similar expressions are intended to identify a forward-looking statement. Forward-looking statements are not guarantees of future performance or achievements and involve risks, uncertainties and assumptions. Actual events or results may differ materially from the forward-looking statements we make. Factors that could cause or contribute to such differences include, but are not limited to, inability to grow revenue, particularly from increased sales of security solutions, or inability to increase profitability as projected; lack of market acceptance of new solutions; cyberattacks that we are not able to successfully defend against; inability to successfully integrate our acquisitions and realize their expected benefits; inability to achieve environmental goals we set; changes in economic, business, competitive, technological and other regulatory factors or events such as acts of terrorism, outbreak of war or hostilities (including the ongoing conflict in Ukraine), civil unrest, adverse climate or weather related events, the COVID-19 pandemic or other public health emergencies; and other factors set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and in other reports we file with the U.S. Securities and Exchange Commission. We disclaim any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

This Proxy Statement and the 2021 Annual Report to Stockholders are available for viewing, printing and downloading at https://www.ir.akamai.com/financial-information/annual-reports.

Unless specifically stated herein, documents and information on any websites listed in this proxy statement are not incorporated by reference in this proxy statement.

You may obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission (the “Commission”), except for exhibits thereto, without charge upon written request to Akamai Technologies, Inc., 145 Broadway, Cambridge, Massachusetts 02142, Attn: Investor Relations. Exhibits will be provided upon written request and payment of an appropriate processing fee.

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EXECUTIVE SUMMARY

Below are highlights of important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before you vote.

Our Mission and Purpose

Our Mission: We power and protect life online.

Our Purpose: We make life better for billions of people, billions of times a day.

Our Vision: A safer and more connected world.

Every day, billions of people around the world connect with their favorite brands to shop online, play the latest video games, log into mobile banking apps, learn remotely, share videos with friends and so much more. These digital experiences make up life’s experiences — and Akamai helps make them possible.

With our unique combination of security and edge delivery solutions, Akamai gives leading organizations around the world the power to innovate and deliver modern apps and superior user experiences — all while protecting their business by surrounding and working to secure their entire architecture, from the core to the cloud to the edge.

We’ve built an edge platform with more than 350,000 servers deployed in nearly 1,400 networks across more than 130 countries worldwide. The Akamai Intelligent Edge Platform is a place where proximity, scale, security and innovation work together to help our customers power and protect their businesses and the billions of people they serve.

We also strive to run our business the right way by how we:

🌑	invest in the health, safety and development of our employees;

🌑	deal fairly and ethically with our suppliers and partners;

🌑	support the communities in which we live and work;

🌑	operate in an environmentally sustainable way; and

🌑	generate long-term value for our stockholders.

Our Strategy

We operate in a technology landscape that is rapidly evolving, driving enterprises to enhance their digital capabilities to improve productivity, support a shift to remote or hybrid workplaces, transform customer experiences, increase brand awareness and drive competitive advantage. Connected digital experiences are increasingly at the center of how people and businesses live and thrive. Applications and data are accessed and

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computing creates personalized experiences on devices in virtually every aspect of our lives. At the same time, security threats are growing more prevalent and advanced. Applications and compute infrastructure are moving from data centers behind the firewall to the cloud – making perimeter defense insufficient and making cybersecurity more challenging to achieve. These trends are not new; while they may have been accelerated by the global health crisis, it is our view that the internet will play an increasingly important role in our lives going forward. Our strategy is to meet the needs of this transformation by offering security, performance, edge computing and delivery solutions that aim to give our customers the competitive edge they need. The Akamai Intelligent Edge Platform is central to our approach, positioning us at the edge of the internet for more than 20 years. Through this pervasive presence at the edge, we bring applications, experiences and business decisions closer to users — and help keep attacks and threats farther away. We believe the strategic proximity enabled by this distributed approach makes us well situated to empower our customers to cost effectively deliver superior user experiences that are interactive, rich and secure.

In March 2021, we reorganized into two groups, both of which utilize the Akamai Intelligent Edge Platform and our global sales organization: the Security Technology Group and the Edge Technology Group. The Security Technology Group includes solutions that are designed to keep infrastructure, websites, applications and users safe, while the Edge Technology Group includes solutions that enable business online, including media delivery, web performance and edge computing solutions.

Akamai 2021 Performance Highlights

In 2021, Akamai realized achievements across our operations, including the following highlights.

Performance Highlights

🌑   Earned record annual revenue of $3.5 billion

🌑   Security revenue grew 26% in 2021 and now represents 39% of total revenue

🌑   Operating cash flow grew 16% year-over-year to $1.4 billion

🌑   New product innovation across business groups

🌑   Achieved industry recognition for our security solutions from Gartner, Forrester and others

🌑   Acquired Guardicore to enhance our security portfolio with Guardicore’s micro-segmentation technology; purchased Inverse to further expand our portfolio of enterprise security capabilities

🌑   Akamai made its network more power efficient, despite an increase in overall platform capacity

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From a financial perspective, we have increased our revenue in each of the past three fiscal years and have been profitable over that same period. The charts below show our revenue and diluted earnings per share, calculated in accordance with generally accepted accounting principles in the United States, or GAAP, for the past three fiscal years.

In particular, our Security Technology Group has grown rapidly in recent years as shown below:

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Over the past five years, we have successfully generated cash from operations to use in strategic initiatives. We believe we have effectively deployed that cash in stock repurchases and acquisition activity as reflected in the chart below.

Corporate Governance Snapshot

Akamai’s governance structure reflects our commitment to advancing the long-term interests of our stockholders, maintaining accountability, diversity, ethical conduct and alignment of interests between leadership and investors. Highlights of our governance profile include:

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Executive Compensation Overview

Akamai has developed an executive compensation program that is designed to closely align executive compensation with performance by allocating a majority of target compensation to performance-based equity awards that directly link the value of executive compensation to our stock price performance and tying annual bonuses to performance against specific financial measures. Key aspects of our 2021 executive compensation program are highlighted below.

Our 2021 annual bonus plan, payable in shares of vested common stock for our executive officers, was based on the achievement of defined performance metrics and incorporated a payout modifier based on our achievement against pre-determined environmental, social and governance objectives established by the Talent, Leadership and Compensation Committee of the Board of Directors. These goals were centered on defined metrics related to employee diversity, inclusion and engagement as well as environmental sustainability and are intended to drive accountability within the management team for advancing Akamai’s environmental, social and corporate governance goals.

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Part One – Corporate Governance Highlights – Our Commitment to Environmental, Social and Governance Matters

Akamai is committed to maintaining and enhancing our record of excellence in environmental, social and governance (ESG) matters by:

🌑	continually refining our corporate governance policies;

🌑	working to improve our energy efficiency and reducing our and our partners’ environmental impact;

🌑	fostering a diverse and inclusive workplace; and

🌑	contributing to the communities in which we live and work.

We also place great value on input from our investors and other stakeholders and engage regularly with them to gain insights into the governance, environmental and social issues they care about most.

In 2021, Akamai created a new ESG Office comprised of members of our management team. This office is charged with enabling a global ESG strategy that integrates our business goals with all ESG efforts across the enterprise, including sustainability, inclusion, diversity and engagement and the Akamai Foundation.

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Good Governance

Overview of the Board of Directors

Our Board of Directors, which we will often reference as the Board below, currently consists of 11 individuals with a range of backgrounds, as reflected in the graphic below. Collectively, they bring industry expertise, leadership skills and financial sophistication to our corporate governance. Below is a skills matrix displaying key attributes of our Board members.

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Board Refreshment and Diversity

Akamai believes that having an independent, diverse, active and engaged Board has been key to our success. We also believe that new perspectives and ideas are critical to a forward-looking and strategic Board. Our goal is to seek a balance between new points of view and the valuable experience and familiarity that longer-serving directors bring to the boardroom. Since our 2017 annual meeting, we have seen six incumbent directors transition off the Board and have added five new directors. One of our current directors, Jill Greenthal who has been a director since 2007, will transition off the Board following our Annual Meeting. In considering nominations for re-election, we take into account whether a director has served for more than 10 years on the Board as one factor in our holistic approach. A summary of the tenure of our current directors is reflected in the graph below:

In considering new Board members, our Corporate Governance Guidelines set forth a process requiring that the initial list of individuals under consideration by the Board’s Environmental, Social and Governance Committee, or the ESG Committee, include one or more qualified candidates who represent diverse backgrounds, including diversity of gender and race or ethnicity. If a search firm is used, the search firm is instructed to do the same.

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The table below provides certain highlights of the composition of our Board members and nominees as of March 1, 2022. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of March 1, 2022)

Total Number of Directors	11

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	4	7

Part II: Demographic Background

African American or Black	1	1

Alaskan Native or Native American

Asian	1

Hispanic or Latinx

Native Hawaiian or Pacific Islander

White	2	6

Two or More Races or Ethnicities

LGBTQ+

Did Not Disclose Demographic Background

Board Evaluations

A key component of our approach is a robust annual Board evaluation process. Led by our Chair of the Board and the Chair of the ESG Committee, this review is intended to elicit the views of all directors about what makes the Board effective, what improvements can be made, how their peers are most effective, whether steps should be taken to improve contributions and their views on the performance of the Board and its committees over the past year. The evaluation has taken a variety of forms including written surveys, interviews conducted by an outside consultant and interviews conducted by our Chair of the Board. The ESG Committee also regularly oversees and plans for director succession and refreshment of the Board to ensure a mix of skills, global perspectives, experiences, tenure and diversity that promotes and supports the Company’s long-term strategy. In doing so, the ESG Committee takes into consideration the overall needs, composition and size of the Board, as well as the criteria adopted by the Board regarding director candidate qualifications.

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Ethics

We have adopted a written Code of Ethics that applies to all of our directors, executive officers and other employees (including our principal executive officer, our principal financial officer and our principal accounting officer). Our Code of Ethics is available on our website at www.ir.akamai.com/corporate-governance/highlights. We did not waive any provisions of the Code of Ethics for our directors or executive officers during the year ended December 31, 2021. If we amend, or grant a waiver under, our Code of Ethics that applies to our executive officers or directors, we intend to post information about such amendment or waiver on our website at www.akamai.com. We have also adopted Corporate Governance Guidelines, a copy of which is also available on our website at www.ir.akamai.com/corporate-governance/highlights.

Engagement with Stakeholders

Akamai and our employees are dedicated to delivering value to investors, providing excellent service to our customers, offering a great place to work and contributing to the communities in which we operate. Some of the key areas of focus as we work with our stakeholders on ESG matters are highlighted below.

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Commitment to Customers

At Akamai, we are focused on helping our customers navigate a rapidly-evolving technology landscape so that they can maintain the security of their operations that touch the internet, improve productivity, transform customer experiences, increase brand awareness and drive competitive advantage. With our Intelligent Edge Platform and creative and innovative employees, we believe we are uniquely situated to provide this assistance. We also believe that having an active ESG program is becoming increasingly important to our customers and prospective customers, and we believe our ESG program is a strategic differentiator.

Promoting Diversity and Inclusion in the Workplace

Akamai is committed to providing a work environment and culture where all employees feel that they can contribute and perform to the best of their abilities. As a global company, our diverse workforce combines employees from different backgrounds and experiences. We believe that bringing together a diverse workforce in an inclusive environment captures the experiences, cultures, talents and thought perspectives that will drive innovation and our business strategy in a collaborative manner. Our aim is to understand and build on our cross-cultural competence, and by doing so, improve the way we work in our global community.

Our Diversity & Inclusion Strategy has four focus areas:

🌑	Accountability – our leaders are charged with driving accountability across their teams for making Akamai an inclusive, diverse and engaging workplace;

🌑	Community – operating in ways that are globally consistent where appropriate, while also locally relevant to our global employee population;

🌑	Transparency – reporting on our progress and evolution consistently and broadly, both internally and externally; and

🌑	Simplicity – ensuring that as we grow and evolve, we prioritize doing things simply and with great impact.

We have implemented a number of initiatives to foster inclusivity, including: incorporating an ESG component in our executive bonus plan; incorporating diversity and inclusion goals in both our corporate level annual Mission Critical Goals and the individual performance goals of our senior personnel; supporting eleven Employee Resource Groups that are employee-led, voluntary internal global networks open for all to come together to help collaborate, share ideas and discuss issues among colleagues with similar characteristics or common interests; and introducing a company-wide education and behavior change program that is intended to enhance our corporate culture by promoting an inclusive approach to decision making and innovation.

We are an equal opportunity employer. To help us improve the diversity of our workforce, we participate in or sponsor professional development and recruiting forums. We also offer Akamai Technical Academy, a technical training program targeted primarily at

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underrepresented talent (gender, ethnicity, experiential, generational, veterans) who are interested in pursuing a technical career path, but may not be formally educated in science, mathematics or engineering. We are a member of the Massachusetts Technology Leadership Council Tech Compact for Social Justice, committing to make change towards racial equality in our company. We have also posted our EEO-1 report, which we file with the U.S. Equal Employment Opportunity Commission and is limited to the demographics of our U.S. employees based on federally mandated categories, on our website at https://www.akamai.com/site/en/documents/akamai/eeo1-report.pdf. These categories are not necessarily representative of how our industry or workforce is organized. We measure the progress of our inclusion, diversity and engagement objectives against the data points reflected in our Inclusion, Diversity and Engagement Report, also available on our website.

Our Supplier Diversity Program seeks to identify and engage suppliers for a wide range of products and services compatible with Akamai’s current needs — including office supplies, computer equipment and peripherals, office equipment maintenance and repair, food service and printing. We are committed to developing mutually beneficial and successful partnerships with small businesses including companies owned by women, minorities, veterans and people who are socially and economically disadvantaged or have disabilities.

Environmental Sustainability

As a vital part of the internet, Akamai takes responsibility for reducing our environmental impact on society. To fulfill that commitment, we are focused on achieving five goals to reduce and mitigate our environmental effects by 2030. They include:

🌑	100% renewably sourced energy;

🌑	50% more energy-efficient platform;

🌑	100% platform emissions mitigation;

🌑	responsible supply chain management; and

🌑	global expansion of 100% e-waste recycling.

100% renewably sourced energy. Akamai has set the goal of using 100% renewable power by 2030. We plan to achieve this by procuring clean and renewable power sources working in concert with our suppliers, data center partners and those interested in coming together to aggregate utility-scale power. To support our goal under the renewable energy program, we help support the creation of net-new renewable energy that will reduce emissions-emitting sources from the global grid.

50% more energy-efficient platform. Making the Akamai Intelligent Edge Platform more efficient is critical in using our power more effectively across our operations. It is also the foundation of our goal to be 50% more efficient across the platform by 2030.

100% platform emissions mitigation. Akamai takes our emissions impact on the planet seriously. By 2030, we plan to mitigate 100% of our platform’s greenhouse gas (GHG)

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emissions. To establish a pathway to achieve our goals and measure our progress, Akamai has joined the Science-Based Targets Business Ambition for 1.5°C initiative, which is focused on settling net-zero aligned emissions targets.

Responsible supply chain management. Akamai launched our Responsible Supply Chain (“RSC”) program in 2021, with the goal of helping us build strong, transparent and trusted supplier partnerships. The fundamental goal of our RSC program is to engage and monitor our suppliers to align with our corporate goals and values in the areas of ESG, including to help select and prioritize suppliers that are taking an environmentally conscious approach while minimizing risk and reputational impact.

Global expansion of 100% e-waste recycling. Akamai has a goal to continue recycling 100% of our e-waste. Akamai looks to ensure the highest standards for the security of customer data while working with recyclers that institute effective downstream management of all toxic materials.

Employee Well-Being, Health & Safety; Human Rights

Our employees are our most valuable resource, as they are fundamental to our innovation, the operation and ongoing enhancement of the Akamai Intelligent Edge Platform, the fostering and maintenance of relationships with our customers and the management of our operations. In addition to offering competitive compensation and benefits, we focus on the development of our people through fostering inclusion and engagement, providing training and development opportunities and implementing health and safety procedures.

We have a demonstrated history of investing in our workforce by offering competitive salaries, wages, and benefits. Our benefits programs (which vary by country and region) include healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, family leave, family care resources, flexible work schedules, adoption and fertility assistance, employee assistance programs, tuition assistance, fitness reimbursements and holistic wellness programs. Our wellness programs include educational offerings on healthy lifestyles, access to mental health experts and access to ergonomic advice and equipment.

Given our ability to deliver results while working virtually, we have designated over 90% of roles as flexible and able to be successfully performed remotely. We believe flexible workforce positions will make us a more attractive employer, increase productivity, enable us to recruit from a more diverse pool of applicants and present additional growth and development opportunities for our employees. To support this workforce of the future, we plan to roll out our FlexBase program in May 2022, which will allow the more than 90% of our workforce designated as flexible to choose whether they want to work from an Akamai office, their home office or a combination of both. In order to roll out the FlexBase program, we are designing and developing a number of tools and resources to support this program.

We have adopted a Human Rights Policy available on our website at https://www.akamai.com/company/corporate-responsibility/human-rights. Our Human Rights Policy is intended to promote respect for human rights, foster understanding and provide value to the communities in which we operate. We are committed to ensuring that our

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employees, the people who work for our contractors, customers, suppliers and individuals in the communities affected by our activities, are treated with dignity and respect.

Community Involvement

We recognize that the communities in which we live and operate are also stakeholders in our business. We address a wide range of issues to help our neighbors, including responding to COVID-19, humanitarian and disaster relief efforts, encouraging and supporting volunteerism by our employees and promoting diversity in the technology ecosystem.

The Akamai Foundation plays a key role in Akamai’s community outreach. The Akamai Foundation focuses on increasing equitable access to STEM education and technology careers with a goal of creating a more diverse tech workforce. In 2021, the Akamai Foundation awarded over 90 grants targeting digital equity and inclusion in STEM education, disaster relief efforts and strengthening community networks around the globe.

The diverse passions of our employee volunteers and Akamai employee resource groups enrich our philanthropic and community partnerships. The centerpiece of our employee volunteer efforts is our Danny Lewin Community Care Days program. Each year we honor and celebrate our co-founder Danny Lewin’s spirit with a global initiative to encourage employees to give back to our local communities through events such as participating in blood drives, working at food banks, repairing homes, refreshing playgrounds and creating care packages for ill children. Group volunteer activities are organized for employees in many of our offices worldwide. All of our full-time employees are approved to take the equivalent of up to 16 hours of paid volunteer time per calendar year for approved volunteer activities that take place during their regularly scheduled workday.

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Stockholder Engagement

Our management and Board are committed to driving stockholder value and communicating with our investors and other stakeholders. Our stockholder engagement model is summarized below:

During 2021, we conducted outreach to all of our 25 largest stockholders and other investors, who collectively held approximately 54% of our outstanding shares, to express an interest in meeting with them to discuss governance or executive compensation matters at Akamai. We engaged with approximately 60% of those investors and discussed a broad range of operational, strategic and governance topics with them. These engagement efforts and meaningful conversations provided the Board and management with a valuable understanding of investors’ perspectives and an opportunity to exchange views. When the Board conducted its regular reviews of governance and executive compensation, it discussed the input that we received, and the evaluation process was reflective of those views. We were encouraged by the feedback we received and look forward to continuing our dialogue with our stockholders in the coming year.

Commitment to Privacy Best Practices

Our customers trust us to help make the internet fast, intelligent and secure. We understand that how we process personal data is an important part of that trust. We also understand the importance of the data protection rights of internet users, customers and

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employees and compliance with the data protection laws of the countries in which we operate. Akamai’s Data Protection and Privacy Program is aimed at protecting the personal data that we process based on respect for the data subject’s privacy concerns by implementing appropriate security safeguards. Our program has four main components:

Awareness

🌑	Promoting a culture of respect for, and thoughtful consideration of, privacy and personal data protection throughout Akamai.

🌑	Communicating to our employees timely information about changes in privacy laws, regulations and standards that affect our business.

🌑	Instilling understanding of different cultures and practices around the world related to the use of individual personal information.

Policies and Procedures

🌑

Implementing privacy protection policies and related operational procedures (in harmony with our Information Security Compliance Program) that are designed to enable compliance with the law consistent with our business commitments and needs.

🌑	Utilizing privacy by design tools to timely raise, consider and address privacy concerns at the early stage of service and product development.

Training

🌑	Conducting trainings designed to promote awareness and provide employees with privacy-related information pertinent to their roles and responsibilities.

Accountability and Transparency

🌑

Maintaining accountability standards consistent with those articulated by the Organization for Economic Co-operation and Development in its Guidelines Governing the Protection of Privacy and Transborder Flows of Personal Data.

🌑	Communicating with our employees, customers and the public about our data protection and privacy practices.

Public Policy

Akamai believes that responsible corporate citizenship requires active engagement in legislative and regulatory processes. Our engagement with policymakers and advocacy on public policy issues are coordinated by our Global Public Policy group. Members of the Global Public Policy team work closely with our senior leadership to identify legislative and regulatory priorities, both regionally and globally, that will protect and advance our business interests, increase stockholder value and promote the free and responsible use of the internet. The group also works to educate and inform policymakers about Akamai’s technology and solutions and how the internet itself works.

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As part of Akamai’s engagement in the public policy process, we participate in a number of trade associations around the world that advocate for and shape public policy positions that are important to our industry. Trade associations also provide educational, training and professional networking opportunities for their members. We participate in these associations for such opportunities and to help build consensus on issues that we believe will serve our customers and investors. Our membership and participation in these organizations are not an endorsement of all of the activities and positions of these organizations. Accordingly, there may be instances where their positions diverge from ours.

We have not formed a political action committee nor have we donated to individual political candidates or parties.

The Board of Directors

The Board currently consists of eleven persons. Set forth below is information about the professional experiences of each of our ten nominees for election at the 2022 Annual Meeting, including his or her specific experience, qualifications and attributes that we believe qualify him or her to serve on the Board. Jill Greenthal, who joined our Board in 2007, will be stepping down after the Annual Meeting. We thank her for all of her contributions to Akamai.

Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. We have included their age, committee memberships, board memberships and experience as of March 1, 2022.

Nominees for Director for Terms That Will Expire in 2023

Sharon Bowen, age 65 Director since 2021 Audit Committee, ESG Committee

Commissioner of the United States Commodity Futures Trading Commission from June 2014 until retirement in September 2017

Senior Associate and Partner at the law firm Latham & Watkins between 1988 and May 2014

Other Current Boards

Chair of the New York Stock Exchange, a subsidiary of Intercontinental Exchange

Intercontinental Exchange, Inc., a provider of marketplace infrastructure, data services and technology solutions for a diverse set of asset classes

Bakkt Trust Company LLC, a private majority owned subsidiary of Intercontinental Exchange

Neuberger Berman Group, a private investment management firm

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Deep regulatory, securities, market risk and public policy expertise

Corporate finance, mergers and acquisitions, strategic transactions and corporate governance expertise from her role as a partner at a global law firm

Experience leading ESG initiatives and programs

Marianne Brown, age 63 Director since 2020 Audit Committee, Finance Committee (Chair elect)

Retired former executive at Fidelity National Information Services, Inc., or FIS, a global financial services technology company, where she was Corporate Executive Vice President and Co-Chief Operating Office from January 2018 through December 2019

Chief Operating Officer, Institutional and Wholesale Business of FIS from December 2015 through December 2018, when FIS acquired SunGard Financial Systems LLC, a financial software and technology services company

Other Current Boards

The Charles Schwab Corporation, an investment services firm

Northrop Grumman Corp, an aerospace and defense technology company

VMWare, Inc. a provider of cloud computing and virtualization software and services

Extensive leadership experience in technology sales and product management to provide insight into the likely perspectives of Akamai’s current and potential customers

Executive oversight of go-to-market initiatives and organizational and investment strategy

Demonstrated ability to execute and integrate acquisitions

Monte Ford, age 62 Director since 2013 TL&C Committee Chair, ESG Committee

Principal Partner of CIO Strategy Exchange, a membership organization for chief information officers, since 2016

Network Partner at Brightwood Capital Partners, a venture capital firm, since 2013

Other Current Boards

Iron Mountain Incorporated, a provider of storage and other information management services

JetBlue Airways Corporation, an airline

Prior Public Company Boards in Last 5 Years

The Michaels Companies, an arts and crafts retailer

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Experience as an information technology executive at Aptean Software and American Airlines, including serving as a chief executive officer and as a CIO overseeing all aspects of information systems and business analytics functions

Helps fellow Board members and management understand what Akamai’s current and potential customers likely expect and want from our solutions and to provide actionable insight into our innovation initiatives

Provides valuable advice and counsel regarding potential improvements to our internal IT systems

Contributes a personal perspective on diversity and inclusion issues impacting Akamai and our environment

Dan Hesse, age 68 Director since 2016 Board Chair since 2021 TL&C Committee, ESG Committee

Former President and CEO, Sprint Corporation, a telecommunications provider, from December 2007 to August 2014

Other Current Boards

PNC Corporation, a financial institution

Tech and Energy Transition Corporation, a non-operating special purpose acquisition company formed for the purpose of effecting the acquisition of one or more businesses that is focused on targets that use or facilitate disruptive, differentiated technology to build, enable, service or manage businesses or infrastructure undergoing transformation

Insight into mobile and telecommunications industry affords important insight into strategy deliberations

Experience as a chief executive officer enables him to advise on leadership, management and operational issues

Leverages experience overseeing a large, complex technology company to provide valuable guidance and perspective

Understanding of corporate governance issues, particularly social responsibility matters

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Tom Killalea, age 54 Director since 2018 Audit Committee, Finance Committee

Founder and President, Aionle LLC, a consulting firm, from November 2014 to December 2021

VP Technology for the Kindle Content Ecosystem, Amazon.com, a multi-national technology company from 2008 to 2014

Other Current Boards

Capital One Financial Corp., a financial services company

MongoDB, a database technology company

Prior Public Company Boards in Last 5 Years

Carbon Black, Inc., a cybersecurity company

Professional focus on internet security issues, a key area of emphasis in Akamai’s strategic plan

Experience with digital innovation and focus on customer experience

Understanding of the content delivery network business through his work at Amazon

Extensive corporate governance experience serving on several public company boards

Tom Leighton, age 65 Director since 1998	Chief Executive Officer, Akamai, since January 2013 Chief Scientist, Akamai from 1998 to 2012 Professor of Applied Mathematics at the Massachusetts Institute of Technology since 1982 (on leave)

Co-founder and key developer of the software underlying our platform

Unparalleled understanding of our technology and how the internet works

Crucial source of industry information, technical and market trends and how Akamai can address those needs

Provides the Board with vital information about the strategic and operational challenges and opportunities facing us

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Jonathan Miller, age 65 Director since 2015 TL&C Committee, ESG Committee

CEO of Integrated Media Co., an investment company, since February 2018

Advisor at Advancit Capital, a venture capital firm focusing on early-stage companies, since January 2018, having previously served as a partner since 2013

Other Current Boards

Interpublic Group of Companies, a marketing solutions provider

Nielsen Holdings plc, a global measurement and data analytics company

Ziff Davis, Inc. (formerly J2 Global), a vertically focused digital media and internet company

Advancit Acquisition I, a non-operating special purpose acquisition company formed for the purpose of effecting the acquisition of one or more businesses; focusing on media and technology targets in North America and Europe

Prior Public Company Boards in Last 5 Years

AMC Networks, an American entertainment company

Insight into the challenges, goals and priorities of media companies such as those that are key current and prospective customers

Key participant in the rapid development of the internet as a global platform for video and audio entertainment

Deep understanding of the ongoing evolution of digital media

Involvement with early-stage media and technology companies gives our management and the Board a window into developments that could shape our industry in the future

Madhu Ranganathan, age 57 Director since 2019 Audit Committee Chair, Finance Committee

Chief Financial Officer of Open Text Corporation, a provider of enterprise information management solutions since April 2018

Executive Vice President and Chief Financial Officer for 24/7 Customer, Inc., a provider of customer engagement technology solutions, from June 2008 to March 2018

Other Current Boards

Bank of Montreal, a financial services company

Prior Public Company Boards in Last 5 Years

Service Source International, Inc., provider of outsourced inside sales, customer success, renewals management and channel management solutions

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Extensive public-company financial expertise that enables her to qualify as an “audit committee financial expert” (as defined by Commission rules) and advise management and other directors on complex accounting and internal control matters

Experience in developing global software and SaaS companies to provide insight from both a customer and an operational perspective

Oversight of acquisition programs position her well to participate in the Finance Committee’s oversight of Akamai’s M&A program

Understanding of complex global tax matters

Ben Verwaayen, age 69 Director since 2013 TL&C Committee, ESG Committee Chair

General Partner of Keen Venture Partners, a venture capital firm, since 2017

Former Chief Executive Officer of Alcatel-Lucent, a provider of communications equipment and solutions from 2008 to 2013

Other Current Boards

Renewi plc, a waste-to-product company that collects and processes waste and then sells the recyclates and energy it produces

Ofcom, the regulatory and competition authority for the broadcasting, telecommunications and postal industries of the United Kingdom

Brings an international perspective to Board deliberations, helping us better understand non-U.S. markets, public policy issues and how to operate with a global employee base

CEO experience enables him to provide significant guidance to our CEO on management, leadership and operational issues

Ability to leverage knowledge of telecommunications industry to advise us on carrier strategy and network relationships

Deep understanding of motivational aspects of executive compensation approaches and applicable international issues

Bill Wagner, age 55 Director since 2018 TL&C Committee, Finance Committee

Former President and CEO of LogMeIn, Inc., a software-as-a-service company, from December 2015 to January 2022, having previously served from May 2013 through November 2015 as its President and Chief Operating Officer. In 2020, LogMeIn, Inc. transitioned from being a publicly-traded company to being privately held.

Prior Public Company Boards in Last 5 Years

LogMeIn, Inc.

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Extensive sales and marketing experience in the software industry brings a valuable perspective on the company’s go-to-market operations

Recent experience as a chief executive officer of a large software company and formerly as a CEO of a publicly-traded software company enables him to provide valuable counsel to the CEO and Board on matters related to strategy, leadership and operations

Brings a customer perspective on how companies purchase, deploy and rely on Akamai solutions to enable and secure their businesses

Experience fundraising and successfully executing mergers, acquisitions and divestitures position him well to participate in the Finance Committee’s oversight of Akamai’s M&A program

Our Executive Officers

Our executive officers as of March 1, 2022 were:

Tom Leighton, age 65, was elected our Chief Executive Officer in January 2013, having previously served as our Chief Scientist since he co-founded the company in 1998. As discussed above, Dr. Leighton also serves on the Board.

Aaron Ahola, age 52, was named our Executive Vice President, General Counsel and Corporate Secretary in May 2019. From October 2017 through April 2019, he was Senior Vice President, General Counsel and Corporate Secretary. Mr. Ahola joined Akamai in April 2000. During his tenure, he has served in a variety of positions, including as Vice President and Deputy General Counsel from 2011 to 2017 and our Chief Privacy Officer from 2008 until 2017.

Robert Blumofe, age 57, became our Executive Vice President and Chief Technology Officer in March 2021. From April 2016 through February 2021, he was our Executive Vice President, Platform and General Manager of the Enterprise Division, having previously served as our Executive Vice President – Platform since January 2013. Before taking on that role, Mr. Blumofe served in a variety of positions at Akamai since joining us in 1999.

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Paul Joseph, age 48, became our Executive Vice President, Global Sales in March 2021 and gained the added responsibility for the oversight of our Global Services organization in December 2021. Mr. Joseph joined Akamai in January 2000 and has served in a variety of roles during his tenure with us. From September 2018 through February 2021, he was Senior Vice President, Global Sales for our Media and Carrier Division. Between October 2017 and August 2018, he served as Vice President Field Business Development in our Media Division. From March 2016 through September 2017, he was Vice President of our America Channel Sales group.

Adam Karon, age 50, became our Chief Operating Officer and General Manager, Edge Technology Group in March 2021. He joined Akamai in February 2005 and has served in numerous leadership positions during his tenure with us. From March 2017 through February 2021, he was Executive Vice President and General Manager of the Media and Carrier Division. He served as Senior Vice President, Global Services and Support from January 2014 through February 2017.

Edward McGowan, age 51, became our Executive Vice President and Chief Financial Officer in March 2019 and gained the added responsibility for the oversight of our global IT organization in December 2021. Mr. McGowan began his career at Akamai in 2000 and has served in numerous roles across the organization since that time, including as Senior Vice President, Finance, between September 2018 and February 2019; Senior Vice President, Global Sales Media & Carrier Division from January 2017 through August 2018; and Vice President, Global Carrier Strategy & Sales from April 2013 through December 2016.

Kim Salem-Jackson, age 45, became our Executive Vice President and Chief Marketing Officer in March 2021. Ms. Salem-Jackson joined us as Vice President of Global Marketing in August 2017 before being promoted to Senior Vice President Marketing and Corporate Communications in November 2019. Prior to joining Akamai, Ms. Salem-Jackson had been Senior Vice President of Worldwide Marketing and Business Development at Informatica, a provider of enterprise cloud management solutions, from August 2015 to August 2017, after holding a number of management roles at the company since joining it in 2008.

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Mani Sundaram, age 46, became our Executive Vice President and General Manager, Security Technology Group in December 2021. Mr. Sundaram began his career at Akamai in February 2007 and has held a variety of positions during his tenure with us. Most recently, he was Executive Vice President Global Services & Support and CIO from November 2019 to December 2021. He also served as Senior Vice President Global Services and Support from March 2017 until November 2019, after serving as Vice President Global Services from January 2015 through February 2017.

Anthony Williams, age 48, became our Executive Vice President and Chief Human Resources Officer in January 2020. He joined Akamai in April 2015 as Vice President, Talent Acquisition and Diversity and served in that role until January 2018 when his title became Vice President, International HR, Talent Acquisition & Diversity. Prior to Akamai, Mr. Williams held a wide range of global human resource positions at First Data Corporation (acquired by Fiserv in 2019), Newell Rubbermaid and Time Warner – Turner Broadcasting System.

Security Ownership of Certain Beneficial Owners and Management

The following table includes information as to the number of shares of our common stock beneficially owned as of March 3, 2022, by the following:

🌑	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

🌑	each of our directors;

🌑	each of our Named Executive Officers; and

🌑	all of our executive officers and directors as of March 3, 2022 as a group.

Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and/or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock identified below, except to the extent authority is shared by spouses under applicable law. Beneficial ownership includes any shares that the person has the right to acquire within 60 days after March 3, 2022, through the exercise of any stock option or other equity right. Unless otherwise indicated, the address of each person identified in the table below is c/o Akamai

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Technologies, Inc., 145 Broadway, Cambridge, Massachusetts 02142. On March 3, 2022, there were 160,898,567 shares of our common stock outstanding.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding (%)

5% Stockholders

The Vanguard Group (1)	17,625,754	10.9%

BlackRock, Inc. (2)	14,373,706	8.9%

Directors

Sharon Bowen	0	—

Marianne Brown	3,589	*

Monte Ford	12,637	*

Jill Greenthal (3)	34,217	*

Dan Hesse	7,689	*

Tom Killalea	10,796	*

Tom Leighton (4)	2,340,270	1.5%

Jonathan Miller	22,804	*

Madhu Ranganathan	4,210	*

Ben Verwaayen	16,592	*

Bill Wagner	10,732	*

Other Named Executive Officers

Aaron Ahola	23,846	*

Robert Blumofe	33,734	*

Adam Karon	39,193	*

Edward McGowan	32,469	*

Rick McConnell (5)	22,580	*

All executive officers and directors as of March 3, 2022 as a group (21 persons) (6)	2,721,010	1.7%

*	Percentage is less than 1% of the total number of outstanding shares of our common stock.
(1)

The information reported is based on a Schedule 13G/A filed with the Commission on February 9, 2022 by The Vanguard Group, Inc., or Vanguard, which reports its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard reports that it holds shared voting power with respect to 255,191 shares, sole dispositive power with respect to 16,971,063 shares and shared dispositive power with respect to 654,691 shares.

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(2)

The information reported is based on a Schedule 13G/A filed with the Commission on February 3, 2022 by BlackRock, Inc., or BlackRock, which reports its address as 55 East 52nd Street, New York, New York 10055. BlackRock reports that it holds sole dispositive power with respect to 14,373,706 shares and sole voting power with respect to 12,641,176 shares held by it.

(3)	Includes 6,394 shares issuable in respect of deferred stock units, or DSUs, that have vested and will be distributed within 60 days of March 3, 2022.
(4)

Includes (i) 108,358 shares held by the TBL Foundation of which Mr. Leighton serves as a trustee, (ii) 1,929,392 shares held by the F. Thomson Leighton and Bonnie B. Leighton Revocable Trust dtd 11/3/99 over which Mr. Leighton disclaims beneficial ownership and (iii) 20,963 shares held by the David T. Leighton Trust of which F. Thomson Leighton is a trustee over which Mr. Leighton disclaims beneficial ownership.

(5)	Mr. McConnell ceased being an employee of the Company on December 13, 2021.
(6)	Includes 1,811 shares issuable upon vesting of RSUs within 60 days after March 3, 2022.

Board Leadership and Role in Risk Oversight

Chair of the Board

In June 2021, Daniel Hesse was elected as our independent Chair of the Board. In this role, he works with his fellow directors and management to prepare Board meeting agendas, chairs meetings of the Board (including its independent director sessions) and our annual stockholder meetings and informs other directors about the overall progress of Akamai. Mr. Hesse also provides leadership and advice to management on key strategic initiatives and seeks to ensure effective communication among the committees of the Board. He leads discussions on the performance of the Chief Executive Officer and succession planning for executive officers and other key management positions. Mr. Hesse also led our 2021 board evaluation process.

Roles of Chair of the Board and CEO

Currently, the roles of Chair of the Board and Chief Executive Officer are held by two different individuals. We believe this structure represents an appropriate allocation of roles and responsibilities at this time. Mr. Hesse, as a strong independent director, has been able to play a key role in ensuring Board effectiveness, management oversight and adherence to good governance principles. Dr. Leighton is then better able to focus on our day-to-day business and strategy, meet with investors and convey the management perspective to other directors.

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Risk Oversight

The Board has an active role in supervising management’s oversight of Akamai’s risks as described in the graphic below:

The Board and our management team have increased their focus on cybersecurity risk oversight and management in recent years. Our information security leadership meets with the Audit Committee on a quarterly basis to discuss management’s process for identifying, tracking and mitigating cybersecurity risks, progress on mitigation initiatives and industry-wide developments related to security matters. All of our employees are required to take annual security compliance training.

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Board Oversight of ESG

Investing in our ESG initiatives is a core part of our purpose to make life better for billions of people, billions of times a day. Board oversight of ESG matters primarily occurs through the Committees of the Board, including our ESG Committee, which provides oversight of management’s environmental initiatives, including our sustainability goals, corporate governance matters and social matters (including receiving periodic management reports on social matters and the charitable activities of the Akamai Foundation); the Audit Committee, which provides regular oversight of our ethics and compliance, data privacy and security matters; and the Talent, Leadership and Compensation (“TL&C”) Committee, which reviews social matters on an ongoing basis, including our inclusion, diversity and engagement initiatives, and recommends to the Board certain ESG compensation metrics. Our Board also exercises direct oversight of our ESG initiatives. For example, the Board conducts annual reviews of our social (employee related) matters with management. The Board or its Committees offers management feedback on ESG best practices that help guide development of our various ESG initiatives.

Board Committees

The standing committees of the Board consist of the Audit Committee, the ESG Committee (formerly known as the Nominating and Corporate Governance Committee), the Finance Committee and the TL&C Committee (formerly known as the Compensation Committee). Each committee operates under a charter that has been approved by the Board. Copies of the charters are posted in the Investor Relations section of our website at www.ir.akamai.com. The Board has determined that all of the members of each of the four standing committees of the Board are independent as defined under The Nasdaq Stock Market, Inc. Listing Rules, or the Nasdaq Rules, including, in the case of all members of the Audit Committee, the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in the case of all members of the TL&C Committee, the independence requirements under Rule 10C-1 under the Exchange Act. Membership on each standing committee as of March 1, 2022 is reflected in the chart below.

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Membership in Standing Committees as of March 1, 2022

	Audit	ESG	Finance	TL&C

Sharon Bowen	X	X

Marianne Brown	X		X

Monte Ford		X		X*

Jill Greenthal	X		X*

Dan Hesse		X		X

Tom Killalea	X		X

Jonathan Miller		X		X

Madhu Ranganathan	X*		X

Ben Verwaayen		X*		X

Bill Wagner			X	X
*	Committee Chair

The Audit Committee assists the Board in overseeing the financial and accounting reporting processes and audits of our financial statements, which includes reviewing the professional services provided by our independent auditors, the independence of such auditors from our management, our annual financial statements and our system of internal financial and IT controls, including cybersecurity, privacy and network resiliency matters. Our General Counsel also reviews with the Audit Committee on a periodic basis any material ethics or compliance issues or investigations and at least annually the Company’s framework for compliance with applicable laws and regulations. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. Our Audit Committee meets with the Board on a quarterly basis to discuss management’s process for identifying, tracking and mitigating cybersecurity risks, progress on mitigation initiatives and industry-wide developments related to security matters. The Board has determined that Madhu Ranganathan is an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) under Regulation S-K promulgated by the Commission under the Exchange Act. The Audit Committee held nine meetings in 2021.

The ESG Committee is responsible for, among other things, identifying individuals qualified to become members of the Board; recommending to the full Board the persons to be nominated for election as directors and to each of its committees; overseeing self-evaluation of the Board, including the performance of individual directors; and reviewing and making recommendations to the Board with respect to corporate governance practices. The ESG Committee also reviews management’s initiatives with respect to environmental, social and governance matters (including charitable activities of the Akamai Foundation). The ESG Committee held five meetings in 2021.

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The Finance Committee is responsible for, among other things, reviewing matters pertaining to the capital structure and corporate finance strategy, oversight of the Treasury function, review of proposed acquisitions and similar strategic transactions, ongoing evaluation and assessment of completed acquisitions, oversight of our defined contribution and other retirement plans, review of Akamai’s insurance program and assisting and advising management on its operating plans, including any specific plans in place from time to time related to margin improvement or other financial goals. Due to our acquisitions, our Finance Committee met regularly in 2021 to review the deal pipeline, diligence related matters and deal terms. The Finance Committee held nine meetings in 2021.

The TL&C Committee assists the Board in discharging its oversight responsibilities relating to talent development and succession planning, compensation of our executive officers, directors and other employees and employee health and safety and engagement. The TL&C Committee assists in determining the compensation of our Chief Executive Officer and other executive officers, administering our bonus, incentive compensation and stock plans, approving equity grants and approving the salaries and other benefits of our executive officers. In addition, the TL&C Committee consults with our management regarding human capital management, including our benefit plans and compensation policies and practices as well as our leadership development initiatives. It also provides counsel and oversight to our management team on key human resource management strategies and programs, including those related to diversity, equity and inclusion, pay equity and other ESG initiatives, initiatives involving corporate culture, enterprise-wide talent development and succession planning. The TL&C Committee also supports the Board and ESG Committee’s oversight of our programs related to employee engagement, health, safety and well-being. The TL&C Committee is directly responsible for the appointment and oversight of our independent compensation consultants and other advisors it retains. The TL&C Committee held seven meetings in 2021.

Meeting Attendance

The Board held eleven meetings during 2021. Each incumbent director attended more than 75% of the total number of meetings of the Board and each committee on which he or she served during the fiscal year ended December 31, 2021. All directors are expected to attend regular Board meetings, Board committee meetings for committees on which he or she serves and our annual meeting of stockholders. All of our directors then in office attended the 2021 Annual Meeting of Stockholders.

Determination of Independence

Under the Nasdaq Rules, a director of Akamai will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each member of the Board, other than Dr. Leighton, is an “independent director” as defined under Nasdaq Rule 5605(a)(2).

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In making its independence determination with respect to Mr. Wagner, the Board considered that, in 2021, Akamai sold approximately $1.5 million of products and services to LogMeIn, Inc., where Mr. Wagner was an executive officer until January 2022. The amount of sales and the amount of purchases in 2021 were less than 1% of LogMeIn’s annual revenues and less than 1% of Akamai’s annual revenues and the transactions were conducted in the ordinary course of business, on commercial terms and on an arms’-length basis. We expect similar commercial arrangements to recur in 2022.

In making its independence determination with respect to Ms. Ranganathan, the Board considered that, in 2021, Akamai sold approximately $0.7 million of products and services to Open Text Corporation, where Ms. Ranganathan is an executive officer. The amount of sales and the amount of purchases in 2021 were less than 1% of Open Text’s annual revenues and less than 1% of Akamai’s annual revenues and the transactions were conducted in the ordinary course of business, on commercial terms and on an arms’-length basis. We expect similar commercial arrangements to recur in 2022.

Our independent directors meet separately as part of each Board meeting and at other times as appropriate. In the independent director sessions, Mr. Hesse and the other independent directors review management performance, assess the focus and content of meetings of the Board and establish the strategic issues that the Board believes should be the focus of management’s attention to drive short-term and longer-term business success. Mr. Hesse then provides feedback to the Chief Executive Officer and other members of management on their performance and important issues on which the independent members of the Board believe management should focus.

Director Compensation

The TL&C Committee, with our independent compensation consultant, periodically reviews the compensation structure and levels paid to non-employee directors and makes recommendations for adjustments, as appropriate, to the Board. Our objective is to pay non-employee directors at or near the median of our executive compensation benchmarking peer group, to award the majority of compensation in equity and to make meaningful adjustments every few years.

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The following table sets forth compensation paid in 2021 to individuals who served on the Board for any portion of that year for their service as directors, other than Dr. Leighton, whose compensation is reflected in “Executive Compensation Matters” below. Ms. Bowen joined the Board in April 2021.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)

Sharon Bowen (3)	56,250	624,925	681,175

Marianne Brown (4)	75,000	224,996	299,996

Monte Ford (5)	77,917	244,929	322,846

Jill Greenthal (6)	80,000	244,929	324,929

Dan Hesse (7)	91,667	299,918	391,585

Tom Killalea (8)	75,000	224,996	299,996

Jonathan Miller (9)	75,000	224,996	299,996

Madhu Ranganathan (10)	80,000	254,896	334,896

Fred Salerno (11)	41,667	—	41,667

Ben Verwaayen (12)	80,000	234,963	314,963

Bill Wagner (13)	75,000	224,996	299,996

(1)

Cash retainer amounts are paid in arrears for the annual service period ending on the date of the annual stockholder meeting. Throughout the year, all directors earn a pro rata portion of the cash retainer payable to them in the amounts described in the description of the director compensation plan below.

(2)

For individuals other than Ms. Bowen, consists of DSUs granted to directors on June 3, 2021. Ms. Bowen was issued RSUs on June 3, 2021 following her appointment to the Board as well as DSUs. Amounts reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 for equity awards granted to the directors. The assumptions we use in calculating these amounts are discussed in Note 18 of the notes to our consolidated financial statements for the year ended December 31, 2021 included in our Annual Report on Form 10-K, which accompanies this Proxy Statement.

(3)	Ms. Bowen joined the Board on April 2, 2021. At December 31, 2021, Ms. Bowen held 3,491 unvested RSUs and 1,964 unvested DSUs.
(4)	At December 31, 2021, Ms. Brown held 2,651 unvested RSUs and 1,964 unvested DSUs.
(5)	At December 31, 2021, Mr. Ford held 2,138 unvested DSUs.
(6)	At December 31, 2021, Ms. Greenthal held 2,138 unvested DSUs.
(7)	At December 31, 2021, Mr. Hesse held 2,618 unvested DSUs.
(8)	At December 31, 2021, Mr. Killalea held 1,964 unvested DSUs.
(9)	At December 31, 2021, Mr. Miller held 1,964 unvested DSUs.
(10)	At December 31, 2021, Ms. Ranganathan held 1,676 unvested RSUs and 2,225 unvested DSUs.
(11)	Mr. Salerno did not stand for reelection at the 2021 Annual Meeting of Stockholders and ceased being a director after June 3, 2021.
(12)	At December 31, 2021, Mr. Verwaayen held 2,051 unvested DSUs.
(13)	At December 31, 2021, Mr. Wagner held 1,964 unvested DSUs.

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In 2021, our independent compensation consultant conducted a benchmarking review of our outside director compensation, covering both compensation levels and program design as compared to our peer group and shared its findings with TL&C Committee members. The results of the review indicated that our overall non-employee director program is generally aligned with our peers, both in terms of practices and structure as well as pay levels. As a result, our director compensation plan structure and levels remained unchanged for 2021.

Under our non-employee director compensation plan, non-employee directors are entitled to receive annual compensation of $300,000, of which $75,000 is paid in cash and $225,000 is paid in DSUs representing the right to receive shares of Akamai common stock. This compensation is generally paid or, in the case of DSUs, granted, on the date of our annual meeting of stockholders, and the number of DSUs issued is based on the fair market value of our common stock on that date. For so long as the person remains a director, DSUs will vest in full on the first anniversary of the grant date, but a director may defer distribution of his or her shares for up to ten years. If a director has completed one year of service on the Board, vesting of 100% of the DSUs held by such director will accelerate at the time of his or her departure from the Board.

In addition, our Chair of the Board receives $100,000 of additional annual compensation, of which $25,000 is paid in cash and $75,000 is paid in DSUs. Chairs of the Audit Committee, the TL&C Committee and the Finance Committee receive $35,000 of additional compensation, of which $5,000 is paid in cash and $30,000 is paid in DSUs. The Chair of the ESG Committee receives $15,000 of additional compensation, of which $5,000 is paid in cash and $10,000 is paid in DSUs. Each non-employee director is eligible to receive RSUs with a fair value at the time of grant of $400,000 when he or she first joins the Board. Such RSUs vest over a three-year period, with one-third vesting on each of the first, second and third anniversaries of the date of grant. We also reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board.

Stock Ownership Guidelines

We have minimum stock ownership requirements for our senior management team and Board. Pursuant to the guidelines, each member of Akamai’s senior management team is required to own a number of shares of our common stock having at least the value calculated by applying the following multiples: for the Chief Executive Officer, six times his base salary; for our other Named Executive Officers, two times his or her base salary; and for other executives, one time his or her base salary. In addition, each non-employee director is required to own a number of shares of our common stock having a value equal to five times his or her then-current base cash retainer. Non-employee directors shall have three years from the date of election or appointment to attain required ownership levels. The Chief Executive Officer and each other senior executive shall have five years from the date of their respective appointments to attain required ownership levels. Unvested options, RSUs and DSUs do not count toward satisfying the requirements; vested but undistributed DSUs held by directors do count toward satisfying the requirements.

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If a director’s base cash retainer or an executive’s base salary is increased, the minimum ownership requirement is re-calculated at the end of the year in which the increase occurred, taking into account our stock price at that time. If a non-employee director or executive does not meet the ownership guidelines as of a test date that occurs after the period of time for attainment of the ownership level, he or she will not be permitted to sell any shares of our common stock until such time as he or she has exceeded the required ownership level. A more detailed description of these guidelines, including the timeline for compliance, is set forth in our Corporate Governance Guidelines, which are posted on our website at www.ir.akamai.com/corporate-governance/highlights.

All directors are currently in compliance with the ownership guidelines. See “Stock Ownership Requirements” in Part Two of this Proxy Statement for additional information regarding our executive officers’ compliance with the ownership guidelines.

ESG Committee’s Process for Reviewing and Considering Director Candidates

The ESG Committee assists the Board in identifying and attracting individuals qualified to become members of the Board. In executing its mission to solicit qualified candidates to become directors of Akamai, the ESG Committee seeks to attract qualified potential candidates from varied backgrounds who have a strong desire to understand and provide insight about Akamai’s business and corporate goals; to understand and contribute to the role of the Board in representing the interests of stockholders; and to promote good corporate governance and ethical behavior by the members of the Board and our employees.

Criteria Used to Consider Nominees to the Board of Directors

In assessing whether an individual has these characteristics and whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the ESG Committee will apply the criteria attached to its charter. These criteria include, but are not limited to:

🌑	integrity, honesty and adherence to high ethical standards;

🌑	business and financial acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company;

🌑	commitment to understand Akamai’s business and industry and regularly attend and participate in meetings;

🌑	diversity in terms of gender, race, ethnicity and professional background;

🌑	avoidance of potential conflicts of interest with various constituencies of Akamai; and

🌑	ability to understand the conflicting interests of the various constituencies of the Company.

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The Board particularly values demonstrated leadership experience and skills and reputation for high standards of honesty, ethics and integrity. Although the ESG Committee does not assign specific weights to particular criteria, we believe that it is essential that all potential Board members have integrity and honesty, adhere to high ethical standards and possess a commitment to dedicate the necessary time and attention to Akamai and an ability to act in the interests of all stockholders without any potential personal conflict of interest. The ESG Committee and the Board believe that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

With respect to considering whether to re-nominate our incumbent directors, the ESG Committee and the full Board apply the criteria discussed above, in addition to considering the evolving needs of Akamai. In addition, the ESG Committee and the full Board take into account whether a director has served for more than 10 years on the Board and may consider information available to it about directors’ professional status and performance on other boards of directors. If there is a change in a director’s professional status, under our Corporate Governance Guidelines, that director must offer to resign from the Board and in considering whether to accept the resignation, the Board considers whether the director’s new status continues to complement the Board’s skills and qualities.

Importance of Diversity

The Board believes that diversity in its membership is important to serving the long-term interests of stockholders. Since adoption in 2003, the Criteria for Nomination as a director appended to Akamai’s ESG Committee charter has always emphasized the importance of diversity in determining the appropriate composition of the Board. The Criteria specifically state, “The [ESG] Committee shall actively consider nominees who can contribute to the diversity of the Board in terms of gender, race, ethnicity and professional background. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.”

Process for Identifying Candidates to Serve as Directors

To identify and evaluate attractive candidates, the members of the ESG Committee actively and regularly solicit recommendations for highly-qualified director candidates, including from other members of Akamai’s Board and other professional contacts. From time to time, we have also retained professional search firms to help identify individuals that would meet our selection criteria. As potential candidates emerge, the ESG Committee meets from time to time to evaluate biographical information and background material relating to potential candidates; discusses those individuals with other members of the Board; and reviews the results of personal interviews and meetings conducted by members of the Board, senior management and our outside advisors. In considering new Board members, our Corporate Governance Guidelines set forth a process requiring that the initial list of individuals under consideration by the ESG Committee include one or more qualified candidates who represent diverse backgrounds, including diversity of gender and race or

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ethnicity. If a search firm is used, it is instructed to do the same. Regular review of the director selection process, including the criteria for nomination as a director appended to the ESG Committee Charter, is done by the ESG Committee to work to achieve diversity in the candidate pool.

Stockholders may recommend individuals to the ESG Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Environmental, Social and Governance Committee, c/o Corporate Secretary, Akamai Technologies, Inc., 145 Broadway, Cambridge, Massachusetts 02142. Assuming that appropriate biographical and background material has been provided on a timely basis, the ESG Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under Akamai’s bylaws to directly nominate director candidates, without any action or recommendation on the part of the ESG Committee or the Board, by following the procedures set forth in our bylaws and described under “Deadlines for Submission of Stockholder Proposals and Director Nominations for the 2023 Annual Meeting” below.

Stockholder Communications

The Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chair of the Board, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate. Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chair of the Board considers to be important for the Board to know.

Stockholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Corporate Secretary, Akamai Technologies, Inc., 145 Broadway, Cambridge, Massachusetts 02142.

Compensation Committee Interlocks and Insider Participation

Messrs. Ford, Hesse, Killalea, Miller, Verwaayen and Wagner were members of the TL&C Committee during all or part of 2021. No member of the TL&C Committee was at any time during 2021, or formerly, an officer or employee of Akamai or of any of our subsidiaries, and no member of the TL&C Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. No member of the TL&C Committee receives compensation, directly or indirectly, from Akamai in any capacity other than as a director.

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None of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity where an executive officer of that entity also served as a director or member of our TL&C Committee at any time during 2021.

Report of the Audit Committee

The Audit Committee of the Board has furnished the following report on the Audit Committee’s review of our audited financial statements:

The Audit Committee is responsible for, among other things:

🌑	monitoring the integrity of Akamai’s consolidated financial statements;

🌑	oversight of Akamai’s compliance with legal and regulatory requirements;

🌑	oversight of Akamai’s system of internal controls (including oversight of our internal audit function, which reports directly to the Audit Committee);

🌑	oversight of Akamai’s management of cybersecurity risks;

🌑	appointment, oversight and evaluation of the qualifications, independence and performance of our internal and independent auditors with the authority to replace Akamai’s independent auditors;

🌑	review and oversight of the handling of ethical and compliance issues brought to the attention of management and the Board; and

🌑	review of management’s enterprise risk assessments.

The Audit Committee acts under a written charter that is available on our website at www.ir.akamai.com/corporate-governance/highlights. The members of the Audit Committee are independent directors as defined by the Audit Committee charter and the Nasdaq Rules.

Akamai’s management is responsible for the financial reporting process, including Akamai’s system of internal controls, and for the preparation of consolidated financial statements in accordance with GAAP. PricewaterhouseCoopers LLP, or PwC, Akamai’s independent auditor, is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The Audit Committee’s responsibility is to oversee and review these processes. The members of the Audit Committee are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to the financial statements concerning compliance with laws, regulations or GAAP or as to auditor independence.

Our Vice President of Internal Audit reports directly to the Audit Committee. The Internal Audit function annually conducts a series of audits to test Akamai’s internal financial and IT

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controls. This annual internal audit plan is reviewed and approved by the Audit Committee. Individual audit reports are reviewed at each Audit Committee meeting and any deficiencies are reviewed with management.

We reviewed Akamai’s audited consolidated financial statements that were included in Akamai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Commission, which we refer to herein as the Financial Statements. We reviewed and discussed the Financial Statements with Akamai’s management and PwC. PwC has represented to the Audit Committee that, in its opinion, Akamai’s Financial Statements were prepared in accordance with GAAP. We discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Commission.

We also discussed with PwC its independence from Akamai and considered whether PwC’s rendering of certain services to Akamai, other than services rendered in connection with the audit or review of the Financial Statements, is compatible with maintaining PwC’s independence. See “Ratification of Selection of Independent Auditors” included elsewhere in this Proxy Statement. In connection with these matters, Akamai received the written disclosures and letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board.

Based on our review of the Financial Statements and reports to us and our participation in the meetings and discussions described above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board that the Financial Statements be included in Akamai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed with the Commission.

We, the undersigned members of the Audit Committee, have also appointed PwC to act as Akamai’s independent auditors for 2022.

Audit Committee

Madhu Ranganathan—Chair	Marianne Brown	Jill Greenthal
Sharon Bowen	Tom Killalea

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Certain Relationships and Related Party Transactions; Code of Ethics; Interest in Annual Meeting Matters

Akamai did not enter into any transactions of the type required to be disclosed under Item 404 of Regulation S-K under the Exchange Act. Under our written Code of Ethics, each of our employees and members of the Board is prohibited from entering into any business, financial, or other relationship with our existing or potential customers, competitors, or suppliers that might impair, or appear to impair, the exercise of his or her judgment for Akamai. Our Code of Ethics also prohibits situations involving Akamai entering into a business transaction with an executive officer or director, a family member of an executive officer or director, or a business in which such a person has any significant role or interest if such a transaction could give rise to a conflict of interest. Our executive officers and directors are obligated under the Code of Ethics to disclose to our Legal Department any existing or proposed transaction or relationship that reasonably could be expected to give rise to a conflict of interest. Under the procedures reflected in our Code of Ethics and Audit Committee Charter, proposed related party transactions are subject to review to determine if they are in the best interests of us and our stockholders and, if such transaction is entered into, the conditions under which it may proceed. Proposed transactions involving executive officers, other than the General Counsel, are reviewed and subject to approval by the General Counsel after notifying the Audit Committee and the Chair of the Board. Proposed transactions involving the General Counsel or a director are reviewed and subject to approval by disinterested members of the Audit Committee after notifying the Chair of the Board.

No person who served as a director or executive officer of Akamai during the year ended December 31, 2021 has a substantial interest, direct or indirect, in any matter to be acted upon at the Annual Meeting. Each executive officer serves at the discretion of the Board and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

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Part Two – Executive Compensation Matters

Compensation Discussion and Analysis (CD&A)

The following discussion and analysis of Akamai’s executive compensation objectives, policies and practices is designed to provide an overview of the material elements of our compensation structure.

2021 Developments

In March 2021, we put in place an organizational realignment to position Akamai to become more agile in delivering our solutions. At the centerpiece was the creation of two new business groups, the Security Technology Group and the Edge Technology Group, both of which are supported by a single sales organization.

The Security Technology Group includes solutions that are designed to keep infrastructure, websites, applications and users safe. Until December 13, 2021, Mr. McConnell served as the President and General Manager of the Security Technology Group. Mr. Sundaram replaced Mr. McConnell as Executive Vice President and General Manager of the Security Technology Group following Mr. McConnell’s departure from Akamai.

The Edge Technology Group includes solutions that enable business online, including media delivery, web performance and edge computing solutions. Mr. Karon was appointed to Chief Operating Officer and General Manager of the Edge Technology Group.

The Global Sales Organization provides streamlined access to Akamai’s customers and prospects. Mr. Joseph was appointed Executive Vice President, Global Sales, to lead the sales team in March 2021 and was given additional responsibility for oversight of our Global Services organization in December 2021.

In connection with the reorganization, Dr. Blumofe was appointed Chief Technology Officer to develop a cohesive innovation strategy to position Akamai to capitalize on growth opportunities in emerging technologies.

In setting compensation for 2021, our TL&C Committee took into account new roles and responsibilities for our executive officers resulting from this reorganization.

Our NEOs

This discussion is focused on the following persons who served as Akamai executive officers in 2021. We refer to them as our Named Executive Officers, or our NEOs.

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Name	Title (1)	Date Appointed to Current or Former Role	Year of Hire

Tom Leighton	Chief Executive Officer	January 2013	1998

Edward McGowan	EVP, Chief Financial Officer and Treasurer	March 2019	2000

Aaron Ahola	EVP, General Counsel and Corporate Secretary	May 2019	2000

Robert Blumofe	EVP, Chief Technology Officer	March 2021	1999

Adam Karon	COO and GM, Edge Technology Group	March 2021	2005

Rick McConnell (2)	Former President and GM Security Technology Group	March 2021	2011

(1)

Prior to March 1, 2021, Mr. Karon was Executive Vice President and General Manager of the Media & Carrier Division; Mr. McConnell was President and General Manager of the Web Division; and Mr. Blumofe was Executive Vice President – Platform and General Manager of the Enterprise Division.

(2)	Mr. McConnell departed the Company on December 13, 2021.

Executive Summary

In this Executive Summary, we describe our guiding principles on executive compensation, how those principles have aligned with our executive pay outcomes, and how we establish our compensation levels and performance targets. We also discuss key compensation policies and practices.

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Our Compensation Philosophy

Aligning Executive Compensation with our Performance

Akamai seeks to align executive compensation with performance by:

🌑	tying annual bonuses to performance against specific financial measures that require achievement of rigorous financial targets for payment, with a modifier based on ESG goals;

🌑	utilizing performance-based vesting restricted stock units, or PRSUs, that require achievement of rigorous financial targets in order to vest; and

🌑	granting restricted stock units that require us to meet relative total shareholder return, or TSR, targets in order to vest.

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We believe that a significant portion of executive pay should be variable and at risk. Specifically, the amount earned by an executive officer should primarily be tied to our financial performance and the performance of our stock price. The charts below show the percentage of “at risk” 2021 compensation for our CEO and other NEOs at target. We consider compensation to be “at risk” if vesting is subject to achievement of performance targets and/or the value received is dependent on our stock price.

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Overview of Compensation Components

We structure the compensation opportunities for our NEOs using three principal components: base salary, annual bonuses and long-term equity incentives. Within our long-term equity incentive program, we grant three types of awards: time-vesting RSUs, PRSUs and relative TSR-Based RSUs. In making decisions about how to balance different compensation components, we first adhere to our overarching compensation principles outlined above. In addition, we consider the practices of our peer group, our business model and individual factors, such as the ability of a given executive to contribute to our results.

In the graphic below, we provide an overview of each material component of our 2021 executive compensation program and describe how each component is tied to our compensation objectives.

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Compensation Policies and Practices Highlights

Every year, the TL&C Committee assesses the effectiveness of the performance of our compensation plans and practices. We evaluate the financial and ESG metrics we use and how our programs compare with those used by our peer group companies. We also evaluate whether our compensation continues to align with performance and if our programs appear to have led to any unintended consequences. In recent years, we have continuously taken steps to strengthen and improve our executive compensation policies and practices. Highlights of our current policies and practices include:

Highlights
We align executive compensation with the interests of our stockholders by designing our executive compensation program to avoid excessive risk and foster sustainable growth	✓	Focus on performance-based pay
	✓	Include a relative market-based performance metric (TSR) in executive compensation
	✓	Pay NEOs annual bonuses in Akamai common stock
	✓	Utilize double-trigger change in control provisions for all equity awards
	✓	Utilize objective performance metrics
	✓	Review tally sheets when making executive compensation decisions
	✓	Provide few, if any, perquisites
	✓	Enforce stock ownership guidelines for officers and directors
	✓	Cap bonus and performance-based equity awards through maximum payouts
	✓	Mitigate undue risk in compensation programs

We adhere to executive compensation best practices	✓	Prohibit hedging transactions and short sales
	✓	Prohibit pledging of Company stock
	✓	Maintain a Clawback Policy
	✓	Mitigate potential dilutive effect of equity awards through robust share repurchase program
	✓	Utilize an independent compensation consulting firm that provides no other services to Akamai
	✓	Provide reasonable post-employment/change in control provisions
	✓	No employment contracts (unless required by law)
	✓	No repricing underwater stock options
	✓	No excise tax gross-ups upon change in control

CEO Compensation

Dr. Leighton became our CEO in January 2013, having previously served as our Chief Scientist since co-founding Akamai. In establishing his salary as CEO, the TL&C Committee considered Dr. Leighton’s past compensation history, his significant equity holdings, peer

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group practices and the desire to include performance-based compensation as the majority of his pay package. This approach conforms to our philosophy of aligning his compensation with the interests of our long-term investors. In 2013, when Dr. Leighton became CEO, his salary was established at $1. In 2018, in order to align Dr. Leighton with his leadership team, the TL&C Committee established an annual target bonus opportunity for him of $1 million, with the remainder of his annual compensation to be market competitive and consisting of equity-based components. The TL&C Committee increased the target bonus in 2019 to $1.25 million based on his job performance and the company’s performance and to better align Dr. Leighton’s compensation mix to be more consistent with market practices. Dr. Leighton had the same target bonus in 2021. As in the prior year, the TL&C Committee and Dr. Leighton agreed that his earned 2021 annual bonus would be paid to him in shares of our common stock in lieu of cash to reinforce and further the alignment of his compensation with stockholder interests. Ultimately, nearly 100% of Dr. Leighton’s compensation is at risk.

2021 Executive Compensation Program and Results

In this section, we describe in detail our 2021 NEO compensation program including the impact of our 2021 financial performance on overall achievement. The TL&C Committee set 2021 total direct compensation for Messrs. Leighton, Ahola, Blumofe, Karon, McGowan and McConnell at approximately the 50th percentile of the benchmarking peer group (as described more fully below). See “Setting Compensation Levels for our NEOs” for a discussion of factors we use to establish the overall compensation levels for these executives.

Base Salary

Base salary is used to provide NEOs with a fixed amount of annual cash compensation. The TL&C Committee views base salary as a way to attract and retain talent by providing a reliable source of income while also motivating strong business performance without encouraging excessive risk-taking. In order to ensure that our programs provide significant alignment with our stockholders’ interests, base salaries represent a relatively small percentage of our overall compensation. The table below reflects 2021 salary levels for our NEOs:

Year-End 2021 Base Salaries for NEOs

Name	2021 Salary Level	Percentage Increase from 2020

Dr. Leighton	$1	0%

Mr. McGowan	$515,000	8%

Mr. Ahola	$450,000	2%

Dr. Blumofe	$505,000	0%

Mr. Karon	$550,000	16%

Mr. McConnell*	$600,000	3%

*	Mr. McConnell departed the Company on December 13, 2021.

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In 2021, the TL&C Committee evaluated the salaries of our executives in light of labor market conditions and the reorganization in March 2021 of our business into two business groups. Mr. Karon’s and Mr. McConnell’s salaries were increased in light of their increased responsibilities in connection with the reorganization. Mr. Karon served as Executive Vice President and General Manager, Media and Carrier Division prior to the reorganization and was appointed as the Chief Operating Officer and General Manager of the Edge Technology Group following the reorganization. Mr. McConnell, prior to the reorganization, served as President and General Manager, Web Division and following the reorganization was made President and General Manager of the Security Technology Group.

Annual Bonuses

Annual bonuses are performance-based awards that are intended to drive the achievement of key business results while rewarding NEOs based upon their contributions to Akamai’s success. Each year, the TL&C Committee sets a Target Annual Bonus Opportunity for each NEO, expressed as a percentage of base salary, based upon each NEO’s role and responsibilities, internal equity considerations and peer group data. In addition, the TL&C Committee believes that the Target Annual Bonus Opportunity should comprise a more significant portion of an NEO’s target total compensation as the individual’s level of responsibility increases.

Under the 2021 compensation plan, each NEO had the opportunity to earn between 0% and 200% of his Target Annual Bonus Opportunity based on performance against financial targets. The TL&C Committee believes that these goals and objectives encourage a balanced focus on revenue growth and profitability.

In 2021, the TL&C Committee introduced a change to our annual bonus plan for NEOs and other Akamai executives. While maintaining the core revenue and profitability financial metrics, the 2021 bonus plan incorporates a payout modifier based on our achievement against designated ESG goals established by the TL&C Committee. The ESG goals are centered on employee diversity, inclusion and engagement as well as environmental sustainability metrics. If management exceeds these goals, the bonus earned based on the financial metrics will be increased by up to 10% (for a maximum aggregate bonus payout opportunity of 220% of target); if management fails to meet the ESG goals, the bonus earned on the financial metrics will be decreased by up to 10%. The TL&C Committee adopted this change to help drive accountability within the management team for advancing Akamai’s ESG goals.

As with Dr. Leighton, the TL&C Committee and each of our other NEOs agreed that earned 2021 annual bonuses would be paid in shares of our common stock in lieu of cash to further align compensation with stockholder interests.

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The table below reflects the structure, goals and outcomes of the 2021 annual incentive program. For performance at intermediate achievement levels not specified in the chart, the amount paid is calculated based on where actual performance falls proportionately between the two identified tiers. The overall payout percentage against the Target Annual Bonus Opportunity, excluding the effect of the ESG modifier, was 160.4% due to above-target performance on revenue and profitability.

Metric	% Weighting	Why We Use This Metric	2021 Threshold (0% payout)	2021 Target (100% payout)	2021 Maximum (200% payout)	2021 Actual	Payout % Against Target
Revenue (adjusted for foreign currency)*	50%	Revenue is a fundamental measure of our success at selling our solutions, innovating and competing in the marketplace.	$3,027.2 million	$3,363.5 million	$3,699.9 million	$3,445.7 million	124.4%
Non-GAAP Operating Income*	50%	Non-GAAP operating income is an indicator of profitability that eliminates the effects of events that either are not part of our core operations or are non-cash; we use it as a component of the bonus targets to align our NEOs’ interests with those of our investors.	$893.8 million	$993.1 million	$1,092.4 million	$1,088.8 million	196.3%
Overall Payout as a % Against Target							160.4%

*	Refer to “Financial Metrics Definitions” below for an explanation of the calculation of this measure.

Following year end, management provided the TL&C Committee with a performance assessment relative to key ESG-related benchmarks. Following review of the performance assessment, the TL&C Committee determined an achievement of +5 percentage points, resulting in a final bonus funding of 168.4%.

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The table below shows each NEO’s target bonus percentage of base salary, target bonus payout for 2021 and actual bonus earned for 2021. In 2021, Mr. Karon saw an increase in his target bonus percentage compared to 2020 due to his increased responsibilities in connection with the reorganization. The target bonus payout is calculated by multiplying the NEO’s base salary earnings by his or her target bonus percentage. The actual bonus earned is calculated by multiplying the NEO’s target bonus payout by our overall payout percentage, which was 168.4% for 2021 as described above.

Name	2021 Target Bonus Percentage	2021 Target Payout	2021 Actual Bonus Earned

Dr. Leighton	*Not applicable	$1,250,000	$2,104,594

Mr. McGowan	85%	$420,358	$707,746

Mr. Ahola	80%	$355,908	$599,233

Dr. Blumofe	80%	$404,000	$680,205

Mr. Karon**	97%	$520,909	$877,041
Mr. McConnell***	100%	$566,923	$566,910

*	In accordance with the terms of his annual incentive plan, Dr. Leighton’s 2021 annual bonus is not based on a percentage of his base salary of $1.
**

Mr. Karon’s target bonus increased from 80% to 100% effective March 1, 2021, and the resulting full year target bonus percentage reflects his bonus percentage weighted for the different bonus percentages.

***

Mr. McConnell departed the Company on December 13, 2021. On December 6, 2021, the TL&C Committee approved a prorated fiscal 2021 bonus payable in 5,105 RSUs which vested on December 10, 2021. The value reported for the 2021 Actual Bonus Earned is the value of the number of RSUs multiplied by the closing stock price on December 6, 2021.

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Long-Term Equity Incentives

We believe that long-term equity-based compensation grants motivate and reward strong corporate performance and drive long-term value creation for stockholders. In addition, these awards assist in attracting and retaining our NEOs. The chart below explains why we granted each award type to our NEOs in 2021.

Type of RSU	Why We use This Type of RSU	Vesting Schedule	Weighting
Time-Vesting RSUs	Vesting based on continued employment; help retain our NEOs and incentivize them to enhance stockholder value.	1/3 annually over 3 years	40%
PRSUs	Vesting based on performance against specific financial metrics; align our NEOs’ compensation with our corporate performance.	3-year cliff*	40%
Relative TSR-Based RSUs	Vesting based on our stock price performance; align our NEOs’ compensation with how our stock price has performed relative to the S&P 500 Technology Index Group, which we refer to as the Index Group, enhancing the alignment of management and investor interests.	3-year cliff*	20%

*

PRSUs and Relative TSR-Based RSUs are eligible to vest following completion of a 3-year performance period and the TL&C Committee’s certification of Akamai’s financial results after the end of such 3-year performance period.

The TL&C Committee sets each NEO’s target equity award value based on market data, future expected contributions and performance, job responsibilities and duties. The 2021 grant-date target long-term equity incentive values for our NEOs were:

Name	Grant Date Value of Time-Vesting RSUs	Grant Date Value of PRSUs	Grant Date Value of Relative TSR-Based RSUs	Total

Dr. Leighton	$3,900,000	$3,900,000	$1,950,000	$9,750,000

Mr. McGowan	$1,200,000	$1,200,000	$600,000	$3,000,000

Mr. Ahola	$780,000	$780,000	$390,000	$1,950,000

Dr. Blumofe	$920,000	$920,000	$460,000	$2,300,000

Mr. Karon	$1,502,000	$1,502,000	$751,000	$3,755,000

Mr. McConnell*	$1,680,000	$1,680,000	$840,000	$4,200,000

*	Mr. McConnell departed the Company on December 13, 2021.

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PRSUs. Each NEO has the opportunity to earn between 0% and 200% of his target PRSUs based on achievement against annual revenue and non-GAAP earnings per share performance targets for each of 2021, 2022 and 2023. Achievement below the threshold level would mean that no PRSUs vest with respect to that performance period; achievement at or above the maximum level would mean that 200% of the target number of PRSUs eligible for vesting would vest. One-third of an NEO’s 2021 PRSUs may be earned over each one-year period. At the beginning of each year, the TL&C Committee sets the performance targets for the year. After the conclusion of the year, the TL&C Committee certifies achieved performance for that year. Vesting of PRSUs does not, however, occur until the date of the TL&C Committee’s certification of results for 2023.

In structuring our PRSUs, the TL&C Committee considered the difficulties in establishing long-term performance goals in our industry, where traffic and other trends are outside of our control and highly unpredictable. The TL&C Committee also carefully considered the implications of using one-year performance periods, as opposed to a single three-year period, and determined that the current approach was appropriate and supported by our peer group practice. See “Setting Financial Performance Targets” below for further discussion of how we set these targets.

We use revenue as a performance metric for our PRSUs, as well as our annual bonus plan, because it is a fundamental metric used by investors to assess our performance. Revenue growth is also key to both our short- and long-term strategic plans.

Because the PRSUs are dependent upon annual financial goals, the values reported in the Summary Compensation Table below are different than the target values set forth in the tables above. Financial Accounting Standards Board ASC Topic 718 requires that the value of the PRSUs reported in the Summary Compensation Table include only that portion of the value of the PRSUs for which annual financial performance metrics were established during fiscal 2021 based on probable achievement of such metrics. As a result, for the 2021 PRSUs, the Summary Compensation Table does not include the value of the PRSUs based on the annual financial metrics for fiscal 2022 or fiscal 2023. Such amounts will be included as equity compensation in the Summary Compensation Table for fiscal 2022 and fiscal 2023, respectively, when the applicable annual financial metrics are established.

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The chart below shows the applicable 2021 performance metrics and our achievement against them. For performance at intermediate achievement levels not specified in the chart, the amount paid is calculated based on where actual performance falls proportionately between the two identified tiers.

2021 PRSU Targets and Results

Metric	% Weighting	Why We Use This Metric	2021 Threshold (0% payout)	2021 Target (100% payout)	2021 Maximum (200% payout)	2021 Actual	Achievement % Against Target	% of PRSUs Earned Against Target
Revenue (adjusted for foreign currency)*	50%	Revenue is a fundamental measure of our performance against our long-term growth strategy.	$3,027.2 million	$3,363.5 million	$3,699.9 million	$3,445.7 million	102.4%	124.4%
Non-GAAP Earnings per Share*	50%	Non-GAAP earnings per share is an indicator of profitability that eliminates the effects of events that either are not part of our core operations or are non-cash as well as the impact of income taxes; we use it as a performance target to align our NEOs’ interests with those of our investors.	$4.66/per share	$5.18/per share	$5.70/per share	$5.71/per share	110.3%	200.0%
Overall Payout as a % Against Target								162.2%

*	Refer to “Financial Metrics Definitions” below for an explanation of the calculation of this measure.

The metrics described above also apply to the 2021 performance period used to calculate the number of PRSUs earned under grants made to NEOs in 2019 and 2020.

Relative TSR-Based RSUs. Each NEO has the opportunity to earn between 0% and 200% of his target relative TSR-Based RSU award based on the three-year performance of our stock price relative to that of companies in the Index Group. The number of relative TSR-Based RSUs earned and vested is based upon the percentile ranking of our TSR within the Index Group at the conclusion of the three-year performance period ending on December 31, 2023. TSR is calculated on a per share basis as the quotient of (i) (Ending Price plus Dividends per Share Paid minus Beginning Price), divided by (ii) the Beginning Price, where Ending Price means the average closing stock price of one share of common stock over the 90 trading days immediately preceding January 1, 2024; Dividends per Share Paid means cumulative dividends per share of common stock paid between January 1, 2021 through December 31, 2023; and Beginning Price means the average closing stock price of one share of common stock over the 90 trading days immediately preceding January 1, 2021. TSR-Based RSUs, to the extent earned, will vest following the TL&C Committee’s certification of our financial results for 2023.

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For every percentile by which our ranking within the Index Group exceeds the 50th percentile, the number of relative TSR-Based RSUs eligible to vest will increase by 3.33% of the target, up to a maximum of 200% of the target if our TSR ranking is above the 80th percentile. For every percentile by which our ranking within the Index Group is below the 50th percentile, the number of relative TSR-Based RSUs eligible to vest will decrease by 3%, with no payout if our TSR ranking is below the 25th percentile. This is illustrated below.

Akamai’s TSR Performance Stated as a Comparative Percentile Ranking Within the Index Group	Percentage Payout Against Target Number of Shares

Lower than 25th	0%

25th	25%

50th	100%

80th	200%

Higher than 80th	200%

The chart below shows target performance, achieved performance and percent of target earned with respect to relative TSR-Based RSU award granted in 2019 and earned over the three-year period ending December 31, 2021.

Metric	Why We Use This Metric	Target	2019-21 TSR	2019-21 Percentile Ranking	% of Target RSUs Earned

2019-2021 TSR Performance	Alignment of share performance with executive compensation.	50th percentile as compared to return for the Index Group	60.1%	39.7th Percentile	69.0%

Setting Compensation Levels for our NEOs

Each year we establish the base salary, target bonus and equity levels for each NEO based on a review and assessment of the following factors:

🌑	each individual’s overall performance;

🌑	company performance;

🌑	success in executing against corporate and functional goals;

🌑	importance and scope of role;

🌑	future potential contributions

🌑	prior background, training and experience;

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🌑	internal pay equity considerations;

🌑	retention concerns; and

🌑	practices of companies in our compensation benchmarking and design peer groups.

Our philosophy is generally to set each NEO’s target total compensation (i.e., the sum of base salary, target annual incentive bonus and target value of long-term incentives) at the 50th percentile of our benchmarking peer group; however, the TL&C Committee may ultimately set an NEO’s total direct compensation at a level above or below the 50th percentile based on non-market data factors such as those described above.

The TL&C Committee does not assign relative weights or rankings to such factors. Rather, the TL&C Committee relies upon the CEO’s recommendations (for NEOs other than the CEO) and the directors’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives as to each individual and makes compensation decisions accordingly.

If our results do not meet our expectations, our NEOs will receive compensation that is below target opportunity levels and may be below market in comparison. Similarly, when superior results are achieved, our NEOs may receive compensation that is above their respective target opportunity level.

Setting Financial Performance Targets

Revenue and profitability performance targets are used both in our annual bonus plan and our equity incentive plan. We engage in a rigorous and deliberate process in setting those targets, which are set early in the year and are directly linked to our annual operating plan. The performance targets for 2021 were also consistent with the financial guidance we gave to investors on our public earnings call in February 2021. As a result, we believe that the performance targets reflect our goals and expectations for the business, are common performance indicators in our industry and are meaningful to our stockholders. The performance goals are rigorous but achievable without encouraging inappropriate risk-taking.

Key factors underlying revenue goals include:

🌑	trends in sales of our solutions in prior quarters;

🌑	our understanding of how markets for our offerings may be evolving;

🌑	information we learn about customer plans;

🌑	expectations associated with new product introductions;

🌑	assessments about how macro-economic conditions could change; and

🌑	changes we have witnessed in the competitive landscape.

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Profitability goals are set based primarily on:

🌑	our revenue expectations;

🌑	plans for capital expenditures and hiring; and

🌑	expected growth in operating expenses as well as efforts to curtail spending growth.

Our performance targets are also adjusted during the year to give effect to acquisitions that occur and to eliminate the impact of foreign currency exchange rate fluctuations.

We carefully set our minimum and maximum target opportunities. Because we primarily derive income from sales of services to customers executing contracts with terms of one year or longer, we have a relatively consistent base level of revenue growth from year to year. The TL&C Committee takes this into account in setting annual performance targets and associated payout levels. A 5%-10% or greater improvement over target revenue or operating income targets represents excellent performance and is reflected in bonus payments; a 5%-10% or greater shortfall against such targets leads to much lower payouts. For example, bonuses are not payable under our annual incentive plan unless revenue achievement is at least 90% of target.

The TL&C Committee has considered using different metrics for the annual incentive and equity incentive programs but has concluded that using both revenue and profitability targets is appropriate because they are fundamental metrics used by investors to assess our performance. In particular, these performance targets represent key metrics by which we are evaluated by investors. We believe they also provide an appropriate and effective balance of performance incentives to focus and motivate executive officers to maximize value for our stockholders without excessive risk-taking. For example, we have continued to focus on revenue growth without sacrificing profit margins.

Once the TL&C Committee has approved performance targets, we set a range of payouts that can be earned by the NEOs based on achieved results against those targets. For annual bonus awards, the payout ranges from 0%-220% based on performance against pre-established financial targets and the ESG payment modifier. For PRSUs and relative TSR-Based RSU awards, the payout ranges from 0%-200% based on performance against pre-established financial targets.

The TL&C Committee approves the performance targets and applicable ranges only after the full Board has met to review, discuss and approve the short- and long-term financial plans for the company.

We did not adjust any financial metric targets in 2021 to account for the COVID-19 pandemic.

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How We Select and Use Peer Groups

The TL&C Committee works closely with Meridian Compensation Partners, LLC, or Meridian, our independent compensation consultant, to establish the peer groups we use in reviewing and setting executive compensation. We adhere to the following key principles to establish our peer groups:

🌑	Consistency. Peer group composition should remain relatively stable year over year.

🌑	Competitors. Peer group companies should reflect Akamai’s competitors for executive talent, business and capital.

🌑	Similarity in Size. Peer group companies that are used for benchmarking compensation levels should be similar to Akamai in size; we generally consider revenue and market capitalization.

🌑	Statistical Validity. Peer group should include enough data points to develop statistically valid data. We expect to include approximately 15-20 companies in our peer group.

There are also a number of companies with which we compete for executive talent that are significantly larger than Akamai and inappropriate for benchmarking NEO compensation levels but are still informative from a design perspective. To address this, the TL&C Committee approved and adopted a second peer group of these larger companies for compensation design considerations.

Benchmarking Peer Group

The 2021 benchmarking peer group is comprised of companies that are similar in size to Akamai and operate in related industries. The TL&C Committee reviewed compensation data for executive officers with comparable positions at these companies to gauge the reasonableness and competitiveness of each of our NEO’s total compensation as well as to inform the design of our programs. Our benchmarking peer group for setting 2021 executive compensation consisted of the following companies:

Adobe Systems	Arista Networks	Autodesk
Ciena	Citrix Systems	Equinix
F5 Networks	Fortinet	IAC/Interactive Group
Juniper Networks	Nuance Communications	Palo Alto Networks
PTC	Sabre	Splunk
Twitter	VeriSign	VMWare

We removed Red Hat due to its acquisition by IBM and added Splunk as a security company similar in size to Akamai that considers Akamai a peer. Akamai’s revenue for 2021 was $3.5 billion, and our market capitalization at the end of that year was approximately $19.0 billion. The median 2021 revenue for our benchmarking peer group was approximately $3.5 billion, and the median market capitalization for the group at the end of that year was $23.0 billion.

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Design Reference Peer Group

In addition to the benchmarking peer group, the TL&C Committee approved a design reference peer group to provide further information on overall competitive market design practices. The companies in the design reference peer group consistently provide the greatest challenges for Akamai in competing for talent; however, given that they are considerably larger than us, we do not include them in our benchmarking peer group. The TL&C Committee used data derived from the design reference peer group to inform our incentive plan design, pay mix, long-term incentive vehicles and other practices. The TL&C Committee believes that this information helps us to successfully attract and retain experienced and talented individuals who are critical to our long-term success. We also structure and balance the different elements of compensation to reflect trends across our design reference peer group.

Our 2021 design reference peer group consisted of the following companies:

Alphabet	Amazon.com	Apple	Cisco Systems
eBay	Meta Platforms	Microsoft	Netflix
Oracle	Salesforce.com

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Our Executive Compensation Process

The TL&C Committee designs our executive compensation program with input from Meridian and our Chief Executive Officer. We establish the annual compensation packages for our executive officers at the beginning of each year after an extensive analysis of competitive trends, assessment of prior compensation programs, consideration of the peer group practices, performance evaluations and investor input. The following is an overview of the planning and assessment process for our 2021 executive compensation:

Role of the TL&C Committee

The TL&C Committee sets the compensation for each of our NEOs and other senior executive officers. It establishes the financial and ESG metrics for performance-based awards based on Akamai’s operating plans and long-term strategy approved by the Board and then assesses performance against those targets during, and following, the relevant performance period. For NEOs other than our CEO, the TL&C Committee reviews Dr. Leighton’s evaluation of his direct reports’ performance and establishes compensation levels and opportunities. The full Board makes the determination of our CEO’s performance and the TL&C Committee takes this into account when setting his compensation levels and opportunities.

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The TL&C Committee makes judgments about the role of each executive officer in the pursuit and achievement of our corporate and strategic objectives. Typically, these judgments involve qualitative, rather than quantitative, evaluations of each individual’s past performance and expectations about future contributions. We believe that it is important to reward excellence, leadership and outstanding long-term company performance through compensation arrangements designed to retain and motivate executive officers while aligning their incentives with continued high levels of performance.

The TL&C Committee approves and grants all equity incentive awards to our NEOs. In general, annual executive compensation determinations are made at the scheduled TL&C Committee meeting in January or February of each year. For 2021, we made such grants at the same time as annual equity grants were made to our non-executive employees in early March. Equity incentive awards to newly-hired executive officers are generally approved at the first regularly-scheduled TL&C Committee meeting following the individual’s date of hire. For retention purposes or to reflect changes in responsibilities or similar events or circumstances, the TL&C Committee may approve equity awards to our executive officers at other times during the year. The TL&C Committee sets a dollar value for each executive RSU award that is granted as part of our compensation program; the number of RSUs granted is determined based on the closing sale price of our stock on the grant date.

The TL&C Committee retains, but we do not currently expect that it will exercise in the future, discretion to waive the achievement of stated corporate performance targets as a condition to payment of annual bonuses.

Role of our Chief Executive Officer

Annually, the Chief Executive Officer evaluates the performance of the other NEOs and sets expectations for their roles in the upcoming year. He makes a recommendation to the TL&C Committee as to salary, bonus and equity incentive compensation for the coming year for these NEOs. With respect to his own compensation, the CEO conducts a self-assessment of prior year performance. The Board (without the participation of the CEO) then discusses and evaluates the Chief Executive Officer’s performance. The TL&C Committee is the ultimate decision-maker with respect to the compensation of our Chief Executive Officer and other NEOs.

Role of Independent Compensation Consultants

Our TL&C Committee considered advice provided by Meridian in establishing our 2021 executive compensation program. Meridian is retained by and reports directly to the Chair of the TL&C Committee. Meridian provides the following services to the TL&C Committee: (i) recommending a peer group of companies, (ii) assisting the TL&C Committee in understanding compensation levels of executive officers in the benchmarking peer group, (iii) assisting the TL&C Committee in understanding compensation design practices of companies in the design reference group, (iv) reviewing the value of equity compensation previously granted to executive officers and (v) developing a long-term executive compensation

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strategy and related services. Meridian has not provided us with any services beyond providing advice on the amount or form of executive and non-employee director compensation. The TL&C Committee determined that Meridian was independent of management.

How We Considered the 2021 “Say-on-Pay” Advisory Vote on Executive Compensation

The TL&C Committee has consistently strived to balance the need to offer competitive executive compensation with what it believes is in the long-term best interests of Akamai and our stockholders. The TL&C Committee takes seriously stockholder input. We consider that input, best practices and the competitive environment to develop compensation programs that are designed to support our short- and long-term success without encouraging excessive risk-taking.

At our 2021 Annual Meeting of Stockholders, we held an advisory vote on our 2020 executive compensation program, and 88% of the votes cast were in support of the program.

Taking into account feedback we have received from investors, we have made the following changes to our executive compensation programs in recent years:

🌑     introduced a one-year minimum vesting requirement;

🌑     introduced a relative TSR metric;

🌑     increased the emphasis on PRSUs and relative TSR-Based RSUs to 60% of the target value of executive equity awards;

🌑     eliminated the subjective component of our annual incentive plan;

🌑     adopted a compensation recovery, or clawback, policy;

🌑     moved away from the issuance of stock options to our executive officers and directors;

🌑     amended our Change in Control Agreements for NEOs to eliminate single-trigger vesting for RSUs unless such awards are not assumed by the acquiring entity; and

🌑     added an ESG modifier to our executive bonus program.

How We Evaluate and Address Risk in Our Compensation Policies and Practices

Annual Risk Assessment

Annually, the TL&C Committee asks management and Meridian to review the potential risks associated with the structure and design of various Akamai compensation plans. The analysis includes assessing executive and non-executive compensation programs, with particular emphasis on incentive compensation plans, including sales compensation, against

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key risks that our company faces. Our review takes into account changes in compensation programs, as well as new risks we identify. In addition, our compensation plans and programs operate within strong governance and review structures that serve and support risk mitigation. In particular, we believe the following factors mitigate any components of our compensation programs that may encourage excessive risk-taking:

🌑	our pay mix has a significant weighting towards long-term incentive compensation in order to discourage short-term risk-taking;

🌑	our performance goals are appropriately set to avoid significant changes in payout for minimal changes in performance;

🌑	our annual incentive awards, relative TSR-Based RSUs and PRSU payouts for NEOs are capped;

🌑	our stock ownership requirements align the interests of management with those of our stockholders;

🌑	our executives, other than our CEO who has a salary of $1, are provided a mix of fixed and variable compensation; and

🌑	our incentive plans are balanced with different types of performance metrics.

In reviewing our compensation policies and practices for all employees, the TL&C Committee determined that they do not create risks that are reasonably likely to have a material adverse effect on Akamai.

Compensation Recovery Policy

In 2014, the TL&C Committee adopted a Compensation Recovery Policy that is applicable to our NEOs and other members of senior management. The policy provides that the TL&C Committee may require a covered person who engages in detrimental conduct (e.g., committing a felony, gross negligence or willful misconduct with respect to our financial statements) to reimburse us for all, or a portion of, any bonus, incentive payment, equity-based award or other compensation received by him or her during the 12 months preceding such detrimental conduct and remit to us any profits realized by him or her from the sale of Akamai securities during such 12-month period. In addition, if we need to restate our reported financial results to correct a material accounting error due to material noncompliance with a financial reporting requirement under U.S. securities laws, the TL&C Committee may seek to recover or cancel the excess portion of incentive compensation paid (including through vesting of equity awards) to such individual during the 36-month period preceding the filing of the restatement that is deemed by us to be unearned.

Stock Ownership Requirements

Our executive officers are subject to minimum stock ownership requirements. Our Chief Executive Officer must hold shares of our common stock with a value at least equal to six times his annual base salary. Other NEOs must hold shares of our common stock with a

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value at least equal to two times their annual base salary. An individual’s stock ownership includes all shares of our common stock owned by the individual outright or held in trust for the senior executive and/or his or her immediate family and any shares of Akamai common stock in employee plans. It does not include the executive officer’s unvested or unexercised equity.

If an executive fails to meet the ownership guidelines under the review procedures set forth in the guidelines as of the end of a five-year qualification period, he or she will not be permitted to sell shares of Akamai stock until such time as he or she has exceeded the required minimum ownership level. As of March 1, 2022, all of our NEOs had satisfied the minimum ownership requirement.

Anti-Hedging and Anti-Pledging Policy

We have an insider trading policy that is applicable to all of our employees, consultants and members of the Board. The policy prohibits those individuals and certain related persons from engaging in any speculative transactions involving our stock including the following activities: use of Akamai’s securities to secure a margin loan; short sales of our securities; buying or selling puts or calls on Akamai’s securities; transactions in publicly-traded options relating to our securities (i.e., options that are not granted by Akamai); and other transactions involving financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. In addition, Akamai’s executive officers and members of the Board may not pledge Akamai securities as collateral for a loan.

Severance Arrangements

We believe that having in place reasonable and competitive executive severance plans is essential to attracting and retaining highly-qualified executive officers. Akamai’s severance arrangements are designed to provide reasonable compensation to departing executive officers under certain circumstances to facilitate an executive officer’s transition to new employment. We seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring the executive officer to sign a separation and release agreement acceptable to Akamai as a condition to receiving severance benefits.

We do not consider specific amounts payable under the severance arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive. In determining payment and benefit levels under the various circumstances triggering benefits under employment and severance agreements, the TL&C Committee has drawn a distinction between voluntary terminations or terminations for cause, and terminations without cause or as a result of a change in control. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the executive officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination for cause or

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voluntary resignation because such events often reflect either inadequate performance or an affirmative decision by the executive officer to end his or her relationship with Akamai.

We have change in control agreements in place with each of our NEOs (except in the case of Dr. Leighton, who is party to an employment offer letter agreement). We believe that these agreements are designed to align the interests of management and stockholders when considering the long-term best future for Akamai. The primary purpose of these arrangements is to keep executive officers focused on pursuing corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition benefits should serve the interests of both the executive officer and our investors.

Our Executive Severance Pay Plan, Change in Control Agreements and equity award programs have the following features:

🌑

No single-trigger vesting of equity awards upon a change in control of Akamai unless such awards are not assumed by the acquiring entity. If they are assumed, then (a) performance-based equity awards granted in or prior to 2021 convert to time-based vesting awards based on an assumed target-level of performance regardless of whether a performance period has been completed, and (b) performance-based awards granted in or after 2022 convert to time-based vesting awards based on (i) an assumed target-level of performance for incomplete performance periods and (ii) the actual level of performance achieved for completed performance periods;

🌑	no excise tax gross ups from existing agreements; and

🌑

no perpetual terms for the Change in Control Agreements with our executives, thus providing flexibility to the TL&C Committee to revisit the benefits and other terms of these arrangements in response to future events.

See “Post-Employment Compensation and Other Employment Agreements” below for a more detailed discussion of our severance and change-in-control agreements referenced above, including the specific benefits payable to our NEOs, if any, upon termination of employment.

Code Section 162(m) Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally places a $1 million limit on the amount of compensation a public company may deduct in any one taxable year on compensation paid to a “covered employee.” While the TL&C Committee considers tax deductibility as one of many factors in determining executive compensation, the TL&C Committee will award or modify compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us.

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Financial Metrics Definitions

Below are definitions of the financial metrics we used in our 2021 performance-based compensation programs:

“Revenue (adjusted for foreign currency)” means revenue calculated in accordance with GAAP, adjusted for the impact of fluctuations in foreign currency exchange rates.

“Non-GAAP Operating Income” means our annual GAAP operating income excluding amortization of acquired intangible assets, stock-based compensation, amortization of capitalized stock-based compensation, amortization of capitalized interest expense, restructuring charges, acquisition-related costs, gains and losses on legal settlements, costs incurred related to endowments to the Akamai Foundation and similar items excluded by us in determining non-GAAP income from operations in issuing our public earnings announcements; adjusted for the impact of fluctuations in foreign currency exchange rates.

“Non-GAAP Earnings per Share” means our non-GAAP net income for the applicable fiscal year (adjusted for constant currency) divided by our non-GAAP diluted weighted average shares outstanding. Non-GAAP net income per share is GAAP net income adjusted for tax-affected items: amortization of acquired intangible assets; stock-based compensation; amortization of capitalized stock-based compensation; acquisition-related costs; restructuring charges; gains and losses on legal settlements; costs incurred related to endowments to the Akamai Foundation; amortization of debt discount and issuance costs; amortization of capitalized interest expense; certain gains and losses on investments; income and losses from equity method investment; and other non-recurring or unusual items that may arise from time to time. Diluted weighted average shares outstanding are adjusted in non-GAAP per share calculations for the shares that would be delivered to Akamai pursuant to the note hedge transactions entered into in connection with the issuances of $1,150 million of convertible senior notes due 2027 and 2025, respectively.

Talent, Leadership and Compensation Committee Report

The TL&C Committee of the Board of Directors:

(1) has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement as required by Item 402(b) of Regulation S-K under the Exchange Act with management; and

(2) based on the review and discussion referred to in paragraph (1) above, the members of the TL&C Committee have recommended to the Board the inclusion of this Compensation Discussion and Analysis in this Proxy Statement for the 2022 Annual Meeting.

Monte Ford - Chair

Daniel Hesse

Jonathan Miller

Ben Verwaayen

Bill Wagner

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Summary Compensation Table

The following table sets forth information with respect to compensation paid to our NEOs during the years ended December 31, 2021, 2020 and 2019:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)
Mr. Leighton Chief Executive Officer	2021	1	—	11,951,573(5)	—	—	11,951,574
	2020	1	—	11,750,559(5)	—	—	11,750,560
	2019	1	—	10,937,600(5)	—	—	10,937,601
Mr. McGowan EVP, Chief Financial Officer and Treasurer	2021	494,538	—	3,631,420(5)	—	6,000	4,131,958
	2020	462,308	—	3,072,736(5)	—	4,601	3,539,645
	2019	441,538	—	1,952,036	536,945	6,000	2,936,519
Mr. Ahola EVP, General Counsel and Corporate Secretary	2021	444,885	—	2,557,382(5)	—	6,000	3,008,267
Dr. Blumofe EVP, Chief Technology Officer	2021	505,000	—	3,241,257(5)	—	6,000	3,752,257
	2020	505,000	—	3,758,284(5)	—	6,000	4,269,284
	2019	497,500	—	3,053,222	598,761	6,000	4,155,483
Mr. Karon COO and General Manager of the Edge Technology Group	2021	537,019	—	4,526,232(5)	—	6,000	5,069,251
	2020	475,000	—	3,824,738(5)	—	6,000	4,305,738
	2019	462,500	—	2,737,576	556,637	6,000	3,762,713
Mr. McConnell(6) Former President and General Manager of the Security Technology Group	2021	566,692	—	4,920,577(5)	—	5,944	5,493,213
	2020	580,000	—	5,484,895(5)	—	6,000	6,070,895
	2019	572,500	—	4,211,482	861,283	6,000	5,651,265

(1)

Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards granted to the NEO during the applicable year. The assumptions we use in calculating these amounts are discussed in Note 18 of the notes to our consolidated financial statements for the year ended December 31, 2021 included in our Annual Report on Form 10-K, which accompanies this Proxy Statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards. As a result, the Summary Compensation Table does not reflect the value as determined by the TL&C Committee. For example, the amounts for fiscal 2021 represent the grant date fair value for the PRSUs at target for the fiscal 2021 tranche of the PRSUs issued in each of 2019, 2020 and 2021. These amounts do not include shares that may be earned in respect of the 2021 PRSUs based on performance against 2022 and 2023 targets because such targets will not be established until 2022 and 2023, respectively. The table below shows the value of the stock awards (assuming target-level vesting) granted to the NEOs in the years presented as approved by the TL&C Committee (including all tranches of PRSUs that may be earned at target by the NEOs).

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Name	Intended Value of 2021 Stock Awards ($)	Intended Value of 2020 Stock Awards ($)	Intended Value of 2019 Stock Awards ($)
Dr. Leighton	9,750,000	8,750,000	8,500,000
Mr. McGowan	3,000,000	2,500,000	2,200,000
Mr. Ahola	1,950,000	—	—
Dr. Blumofe	2,300,000	2,800,000	2,700,000
Mr. Karon	3,755,000	3,000,000	2,800,000
Mr. McConnell	4,200,000	4,100,000	4,000,000

(2)	Includes time-vesting RSUs, PRSUs (at target) and relative TSR-Based RSUs (at target). See also footnote (4) with respect to payment of shares of our common stock in lieu of cash.

(3)

For PRSUs, because the performance-related component is based on separate measurements of our financial performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated at the commencement of each separate year of the performance cycle when the respective performance measures are approved. The value of the 2019 PRSUs assuming vesting at target and maximum, respectively, in each case across 2019, 2020 and 2021 performance periods, is as follows: Dr. Leighton—$3,602,992 and $7,205,983, respectively; Mr. McGowan—$540,499 and $1,080,900, respectively; Dr. Blumofe—$1,320,727 and $2,641,454, respectively; Mr. Karon—$940,990 and $1,881,979, respectively; and Mr. McConnell—$1,644,897 and $3,289,795, respectively. The value of relative TSR-Based RSUs issued in 2019 assuming vesting at maximum would be as follows: Dr. Leighton—$4,108,253; Mr. McGowan—$1,063,270; Dr. Blumofe—$1,304,993; Mr. Karon—$1,353,269; and Mr. McConnell—$1,933,265. The value of the 2020 PRSUs assuming vesting at target and maximum, respectively, in each case across 2020, 2021 and 2022 performance periods, is as follows: Dr. Leighton—$4,243,250 and $8,486,501, respectively; Mr. McGowan—$879,237 and $1,758,475, respectively; Dr. Blumofe—$1,350,679 and $2,701,359, respectively; Mr. Karon—$1,317,094 and $2,634,190, respectively; and Mr. McConnell—$1,975,146 and $3,950,292, respectively. The value of relative TSR-Based RSUs issued in 2020 assuming vesting at maximum would be as follows: Dr. Leighton—$4,616,493; Mr. McGowan—$1,318,930; Dr. Blumofe—$1,477,068; Mr. Karon—$1,582,573; and Mr. McConnell—$2,162,969. The value of the 2021 PRSUs assuming vesting at target and maximum, respectively, in each case across 2021, 2022 and 2023 performance periods, is as follows: Dr. Leighton—$4,177,727 and $8,355,456, respectively; Mr. McGowan—$1,179,428 and $2,358,857, respectively; Mr. Ahola—$824,299 and $1,648,599, respectively; Dr. Blumofe—$1,223,765 and $2,447,529, respectively; Mr. Karon—$1,465,910 and $2,931,821, respectively; and Mr. McConnell—$1,911,635 and $3,823,270, respectively. The value of relative TSR-Based RSUs issued in 2021 assuming vesting at maximum would be as follows: Dr. Leighton—$3,538,583; Mr. McGowan—$1,088,647; Mr. Ahola—$707,717; Dr. Blumofe—$834,635; Mr. Karon—$1,362,681; and Mr. McConnell—$1,524,246.

(4)	Represents company matching contributions to the accounts of the NEOs under our 401(k) Plan.
(5)

Includes amounts that were earned in 2021, 2020 and 2019, respectively, under the terms of the NEOs’ annual bonus plans that were paid in shares of our common stock in lieu of cash in 2022, 2021 and 2020.

(6)	Mr. McConnell departed the Company on December 13, 2021.

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2021 Grants of Plan-Based Awards

The following table sets forth information with respect to grants of plan-based awards to our NEOs during the year ended December 31, 2021. All equity awards were issued under the Akamai Technologies, Inc. Amended and Restated 2013 Stock Incentive Plan (the “Plan”).

Name/Award	Grant Date	Date of Approval of Grant if Different from Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	Grant Date Fair Value of Stock and Options Awards (1)
			Threshold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target	Maximum
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Dr. Leighton
PRSUs (2)	3/1/21	2/18/21	—	—	—	—	42,414	84,848	—	4,177,727
Time-Vesting RSUs (3)	3/1/21	2/18/21	—	—	—	—	—	—	40,650	3,899,961
Relative TSR-Based RSUs (4)	3/1/21	2/18/21	—	—	—	5,081	20,325	40,650	—	1,769,291
Annual Incentive Plan (5)	2/22/22	2/18/21	—	—	—	—	1,250,000	2,750,000	—	2,104,594
Mr. McGowan
PRSUs (2)	3/1/21	2/18/21	—	—	—	—	11,987	23,974	—	1,179,428
Time-Vesting RSUs (3)	3/1/21	2/18/21	—	—	—	—	—	—	12,507	1,199,922
Relative TSR-Based RSUs (4)	3/1/21	2/18/21	—	—	—	1,563	6,253	12,506	—	544,324
Annual Incentive Plan (5)	2/22/22	2/18/21	—	—	—	—	420,358	924,788	—	707,746
Mr. Ahola
PRSUs (2)	3/1/21	2/18/21	—	—	—	—	8,370	16,740	—	824,299
Time-Vesting RSUs (3)	3/1/21	2/18/21	—	—	—	—	—	—	8,130	779,992
Relative TSR-Based RSUs (4)	3/1/21	2/18/21	—	—	—	1,016	4,065	8,130	—	353,858
Annual Incentive Plan (5)	2/22/22	2/18/21	—	—	—	—	355,908	782,998	—	599,233
Dr. Blumofe
PRSUs (2)	3/1/21	2/18/21	—	—	—	—	12,395	24,790	—	1,223,765
Time-Vesting RSUs (3)	3/1/21	2/18/21	—	—	—	—	—	—	9,589	919,969
Relative TSR-Based RSUs (4)	3/1/21	2/18/21	—	—	—	1,199	4,794	9,588	—	417,318
Annual Incentive Plan (5)	2/22/22	2/18/21	—	—	—	—	404,000	888,800	—	680,205
Mr. Karon
PRSUs (3)	3/1/21	2/18/21	—	—	—	—	14,900	29,800	—	1,465,910
Time-Vesting RSUs (4)	3/1/21	2/18/21	—	—	—	—	—	—	15,655	1,501,941
Relative TSR-Based RSUs (5)	3/1/21	2/18/21	—	—	—	1,957	7,827	15,654	—	681,340
Annual Incentive Plan (5)	2/22/22	2/18/21	—	—	—	—	520,909	1,146,000	—	877,041
Mr. McConnell (7)
PRSUs (2)	3/1/21	2/18/21	—	—	—	—	19,394	38,788	—	1,911,635
Time-Vesting RSUs (3)	3/1/21	2/18/21	—	—	—	—	—	—	17,510	1,679,909
Relative TSR-Based RSUs (4)	3/1/21	2/18/21	—	—	—	2,189	8,755	17,510	—	762,123
Annual Incentive Plan (6)	12/10/21	2/18/21	—	—	—	—	566,923	1,247,231	—	566,910

(1)

Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards granted to the NEO during 2021 and assumes target level of achievement for both types of performance-based awards. The assumptions we use in calculating these amounts are discussed in Note 18 of the notes to our consolidated financial statements for the year ended December 31, 2021 included in our Annual Report on Form 10-K, which accompanies this Proxy Statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.

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(2)

Consists of PRSUs eligible for vesting in 2024. Grant date fair value is calculated based on the number of shares issuable at target achievement level. Because the performance-related component is based on separate measurements of our financial performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated at the commencement of each separate year of the performance cycle when the respective performance measures are approved. The amounts for fiscal 2021 represent the grant date fair value for PRSUs at target granted in 2019, 2020 and 2021 for the fiscal 2021 tranche of such awards. The amounts do not include shares that may be earned based on performance against 2022 and 2023 targets.

(3)	Time-vesting RSUs vest in three equal annual installments over a three-year period from the date of grant.
(4)	Consists of relative TSR-Based RSUs eligible for vesting in 2024. The grant date fair value is calculated based on a Monte Carlo valuation.
(5)

Consists of a performance-based annual incentive plan bonus award that was denominated in dollars when the final performance outcome was determined on February 22, 2022 but was payable in shares of our common stock calculated based on a closing sale price of $100.44 on such date. The actual number of shares issued was 20,953 for Dr. Leighton, 7,046 for Mr. McGowan, 5,966 for Mr. Ahola, 6,772 for Dr. Blumofe and 8,731 for Mr. Karon.

(6)

Consists of a performance-based annual incentive plan bonus award that was denominated in dollars at the time of approval on December 6, 2021 but was payable in shares of our common stock calculated based on a closing sale price of $111.05 on such date. The actual number of shares issued was 5,105 for Mr. McConnell.

(7)

On December 6, 2021, the TL&C Committee approved a fiscal 2021 bonus payout, prorated to reflect his previously reported resignation, payable in 5,105 restricted stock units which vested on December 10, 2021. Due to Mr. McConnell’s departure from the Company on December 13, 2021, Mr. McConnell forfeited his outstanding long-term incentive awards in their entirety, including the Time-Vesting RSUs, PRSUs and Relative TSR-Based RSUs granted in 2021, in accordance with the terms of the 2013 Stock Incentive Plan and applicable award agreement.

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Outstanding Equity Awards at December 31, 2021

The following table sets forth information with respect to outstanding equity incentive awards held by our NEOs as of December 31, 2021. Following Mr. McConnell’s departure from the Company on December 13, 2021, all of his unvested equity incentive awards were forfeited in their entirety in accordance with the terms of the 2013 Stock Incentive Plan and applicable award agreement.

		Stock Awards
Name/Award	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)		(g)	(h)	(i)	(j)
Dr. Leighton
2019 Time-Vesting RSUs (2)	3/01/19	15,943	1,865,969	—	—
2019 PRSUs (3)	3/01/19	73,012	8,545,324	—	—
2019 Relative TSR-Based RSUs (4)	3/01/19	16,524	1,933,969	—	—
2020 Time-Vesting RSUs (2)	3/03/20	25,846	3,025,016	—	—
2020 PRSUs (5)	3/03/20	38,147	4,464,725	25,846	3,025,016
2020 Relative TSR-Based RSUs (4)	3/03/20	—	—	19,384	2,268,703
2021 Time-Vesting RSUs (2)	3/01/21	40,650	4,757,676	—	—
2021 PRSUs (6)	3/01/21	21,978	2,572,305	54,200	6,343,568
2021 Relative TSR-Based RSUs (4)	3/01/21	—	—	20,325	2,378,838
Mr. McGowan
2019 Time-Vesting RSUs (2)	3/01/19	4,127	483,024	—	—
2019 PRSUs (3)	3/01/19	18,896	2,211,588	—	—
2019 Relative TSR-Based RSUs (4)	3/01/19	4,277	500,580	—	—
2020 Time-Vesting RSUs (2)	3/03/20	7,385	864,340	—	—
2020 PRSUs (5)	3/03/20	10,898	1,272,502	7,384	864,223
2020 Relative TSR-Based RSUs (4)	3/03/20	—	—	5,538	648,168
2021 Time-Vesting RSUs (2)	3/01/21	12,507	1,463,819	—	—
2021 PRSUs (6)	3/01/21	6,762	791,424	16,676	1,951,759
2021 Relative TSR-Based RSUs (4)	3/01/21	—	—	6,253	731,851

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		Stock Awards
Name/Award	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)		(g)	(h)	(i)	(j)
Mr. Ahola
2019 Time-Vesting RSUs (2)	3/01/19	3,001	351,237	—	—
2019 PRSUs (3)	3/01/19	14,255	1,668,405	—	—
2019 Relative TSR-Based RSUs (4)	3/01/19	3,111	364,111	—	—
2020 Time-Vesting RSUs (2)	3/03/20	5,317	622,302	—	—
2020 PRSUs (5)	3/03/20	7,846	918,296	5,318	622,419
2020 Relative TSR-Based RSUs (4)	3/03/20	—	—	3,987	466,638
2021 Time-Vesting RSUs (2)	3/01/21	8,130	951,535	—	—
2021 PRSUs (6)	3/01/21	4,395	514,391	10,840	1,268,714
2021 Relative TSR-Based RSUs (4)	3/01/21	—	—	4,065	475,768
Dr. Blumofe
2019 Time-Vesting RSUs (2)	3/01/19	5,065	592,808	—	—
2019 PRSUs (3)	3/01/19	23,912	2,714,392	—	—
2019 Relative TSR-Based RSUs (4)	3/01/19	5,249	614,343	—	—
2020 Time-Vesting RSUs (2)	3/03/20	8,271	968,038	—	—
2020 PRSUs (5)	3/03/20	12,205	1,428,473	8,270	967,921
2020 Relative TSR-Based RSUs (4)	3/03/20	—	—	6,202	725,882
2021 Time-Vesting RSUs (2)	3/01/21	9,589	1,122,297	—	—
2021 PRSUs (6)	3/01/21	5,183	606,618	12,786	1,496,473
2021 Relative TSR-Based RSUs (4)	3/01/21	—	—	4,794	561,090
Mr. Karon
2019 Time-Vesting RSUs (2)	3/01/19	5,252	614,694	—	—
2019 PRSUs (3)	3/01/19	24,049	2,814,695	—	—
2019 Relative TSR-Based RSUs (4)	3/01/19	5,444	637,166	—	—
2020 Time-Vesting RSUs (2)	3/03/20	8,861	1,037,091	—	—
2020 PRSUs (5)	3/03/20	13,076	1,530,415	8,862	1,037,208
2020 Relative TSR-Based RSUs (4)	3/03/20	—	—	6,645	777,731
2021 Time-Vesting RSUs (2)	3/01/21	15,655	1,832,261	—	—
2021 PRSUs (6)	3/01/21	8,463	990,510	20,874	2,443,093
2021 Relative TSR-Based RSUs (4)	3/01/21	—	—	7,827	916,072

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(1)	Based on the $117.04 closing sale price of our common stock on December 31, 2021 as reported by the Nasdaq Global Select Market.
(2)	Consists of time-vesting RSUs that vest in three equal annual installments on the first, second and third anniversaries of the date of grant.
(3)

Consists of performance-based RSUs that vest based on achievement against two targets for each of 2019, 2020 and 2021; such shares vested on February 21, 2022, the date that financial results for 2021 were certified by the TL&C Committee. Reflects actual number of shares earned based on performance against 2019, 2020 and 2021 targets.

(4)	For relative TSR-Based RSUs granted in 2019, reflects the actual number of RSUs earned. For relative TSR-based RSUs granted in 2020 and 2021, assumes target level of performance.
(5)

Consists of performance-based RSUs that vest based on achievement against two targets for each of 2020, 2021 and 2022; earned shares vest on the date that financial results for 2022 are certified by the TL&C Committee. Reflects actual number of shares earned based on performance against 2020 and 2021 targets and maximum number of shares issuable in respect of performance against 2022 targets.

(6)

Consists of performance-based RSUs that vest based on achievement against two targets for each of 2021, 2022 and 2023; earned shares vest on the date that financial results for 2023 are certified by the TL&C Committee. Reflects actual number of shares earned based on performance against 2021 targets and maximum number of shares issuable in respect of performance against 2022 and 2023 targets.

2021 Option Exercises and Stock Vested

The following table sets forth the value realized upon vesting of RSU awards in 2021. There were no stock option exercises by our NEOs in 2021.

	Stock Awards

Name (a)	Number of Shares Acquired on Vesting (#) (1) (d)	Value Realized on Vesting ($) (2) (e)
Dr. Leighton	195,400	19,915,925
Mr. McGowan	30,854	3,122,637
Mr. Ahola	33,319	3,382,815
Dr. Blumofe	62,189	6,338,153
Mr. Karon	55,310	5,623,531
Mr. McConnell (3)	95,155	9,747,255

(1)	Consists of RSUs vesting during 2021.
(2)	Calculated by multiplying the number of shares vested by the fair market value of one share of our common stock on the vesting date used to calculate taxable compensation to the NEO.
(3)	Mr. McConnell departed the Company on December 13, 2021.

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Post-Employment Compensation and Other Employment Agreements

Severance Arrangements. Each of our currently-serving NEOs, other than Dr. Leighton, is eligible to participate in the Executive Severance Pay Plan, which we refer to herein as the Severance Plan. Under the Severance Plan, participants who are terminated for any reason other than “cause” (as defined in the Severance Plan) and have signed a separation and release agreement acceptable to Akamai are entitled to:

🌑	a lump sum payment equal to one year of the participant’s then-current base salary;

🌑

a lump sum payment equal to the annual bonus at target that would have been payable to the executive officer under Akamai’s then-current annual incentive plan, if any, in the year of the executive officer’s termination had both Akamai and the executive officer achieved the target bonus objectives set forth in such executive’s bonus plan during such year; and

🌑	a payment equal to 12 times the monthly premium for continued health and dental insurance coverage.

Executive Equity and Change in Control Agreements. Each of our NEOs had entered into Change in Control Agreements (except in the case of Dr. Leighton) that expired as of December 31, 2021 (the “2021 Change in Control Agreements”) and RSU grant agreements that provide for acceleration of all or a portion of equity awards held by such NEOs in connection with a termination other than for cause or the NEO’s voluntary resignation for good reason within the 12 months following a change in control of Akamai.

Under the terms of the 2021 Change in Control Agreements, in the event of a termination without cause (as defined in the agreement), or a resignation for “good reason” (as defined in the agreement) within one year following a change in control of Akamai, such NEOs will receive:

🌑	full acceleration of stock options so that such stock options become 100% vested and exercisable;

🌑	full acceleration of time-vesting RSUs;

🌑	a lump sum payment equal to one year of the NEO’s then-current base salary;

🌑	a prorated lump sum payment equal to the annual bonus at target that would have been payable to the NEO under our annual incentive plan in effect immediately before the change in control event; and

🌑	reimbursement for up to 12 months of health and dental insurance coverage.

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Under the terms of grant agreements governing PRSUs and relative TSR-Based RSUs, such awards (at the target level) accelerate immediately prior to a change in control of Akamai if the awards are not assumed by the acquiring company. If the awards are assumed by the acquiring company and the NEO is subsequently terminated without “cause” of for “good reason,” each as defined in the appliable grant agreement, within 12 months of the change in control, vesting of such awards accelerates at the target level of performance. If PRSUs and relative TSR-Based RSUs are assumed by the acquiror, they automatically convert into time-vesting RSUs at the target level. See “Potential Payments Upon Termination or Change in Control” below for a description of the benefits payable to our NEOs upon a change in control of Akamai.

In February 2022, the TL&C Committee approved a new form of change in control and severance agreement (the “2022 Change in Control Agreement”) for its executive officers and members of senior management. The 2022 Change in Control Agreement provides, if the executive is terminated within one year of the change in control event other than for “cause” or the executive terminates his or her employment for “good reason,” each as defined in the 2022 Change in Control Agreement, the executive is entitled to a lump sum payment equal to the executive’s target annual incentive bonus under our bonus plan multiplied by a ratio of the number of days in the year before the termination date divided by the total number of days in the year. In addition, the executive would receive severance pay and benefits, including a lump sum payment equal to the executive’s base salary, a lump sum payment equal to the executive’s then current target annual incentive bonus plan and reimbursement for up to twelve months of the amount paid by the executive for continued health and dental insurance coverage. Unvested equity awards are treated as set forth in grant agreements.

Dr. Leighton’s Employment Offer Letter Agreement. In February 2013, we entered into a letter agreement with Dr. Leighton in connection with his becoming our Chief Executive Officer; the agreement was amended in November 2015 to eliminate single-trigger vesting of PRSUs following a change in control for awards issued after that date. The amended agreement provides that, in addition to his annual salary, Dr. Leighton is eligible to receive a bonus in any year that Akamai enters into a bonus plan for its senior executive team. Either Akamai or Dr. Leighton may terminate the agreement upon 30 days’ advance written notice to the other party; provided however, that in the event Dr. Leighton is terminated for “cause” (as defined in the amended agreement), Akamai may elect to pay Dr. Leighton an amount equal to 30 days of his then-current salary in lieu of providing him 30 days’ notice of the termination of his employment. If Dr. Leighton is terminated other than for cause or terminates his employment for “good reason” (as defined in the letter agreement) following a “change in control” (as defined in the letter agreement) of Akamai, he shall be entitled to:

🌑	accelerated vesting of any options and any unvested RSUs held by him;

🌑	a lump sum cash payment equal to one year of his then-current base salary; and

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🌑	a lump sum cash payment equal to one year of his then-applicable annual bonus at target plus a pro-rated amount based on the termination date of his then-applicable annual incentive bonus at target.

If, outside of the change in control context, Dr. Leighton’s employment is involuntarily terminated, he shall be entitled to:

🌑	a lump sum cash payment equal to one year of his then-current base salary;

🌑	a lump sum cash payment equal to his then-applicable annual bonus at target; and

🌑

a lump sum cash payment in an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by Akamai on his behalf in the month preceding termination of his employment.

The letter agreement also provides that unless Akamai consents otherwise on a case by case basis, to ensure the maximum efficiency of Dr. Leighton’s business travel and to ensure his security on business travel, all of his air travel on Akamai business shall be via private air transportation; however, Dr. Leighton shall pay the costs of such airfare.

PRSUs and Relative TSR-Based RSUs Retirement Plan

The terms of our PRSUs and relative TSR-Based RSUs provide for vesting of such awards under certain circumstances upon the voluntary termination of employment by an executive officer or his or her termination for a reason other than Detrimental Conduct (as defined in our Compensation Recovery Policy). If a U.S.-based executive officer is at least 55 years old at the time of retirement and the sum of his or her age plus years of service with the Company is greater than or equal to 70 and at least half of a performance period (under the terms of the applicable equity award) has been completed, then he or she is entitled to vest in a pro-rated number of shares issuable based on actual performance for such partially completed year plus all of the shares earned for any previously-completed performance years.

Death and Disability

Upon an NEO’s death or disability (within the meaning of Section 409A of the Code), all time-based vesting RSUs outstanding on such date shall vest as of such date and all PRSUs and relative TSR-Based RSUs outstanding on such date shall vest, on a pro-rated basis, at the actual achievement level for completed performance periods (under the terms of the applicable equity award) and target achievement level for uncompleted periods.

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Potential Payments Upon Termination or Change in Control

The chart set forth below describes the estimated benefits provided under various circumstances that trigger payments or provision of benefits under Akamai’s Severance Plan and other arrangements. Payments would not be cumulative. The value of equity incentive awards for which vesting would accelerate is calculated as if the triggering event occurred on December 31, 2021. Our closing stock price on December 31, 2021, the last trading day of the year, was $117.04. In addition to the amounts listed below, each NEO is eligible to receive a lump sum payment equal to the sum of 12 times the monthly premium for continued health and dental coverage in the event of a termination without cause including following a change in control of Akamai.

Name	Triggering Event(1)	Cash Severance Payment ($)	Acceleration of Time- Vesting RSUs ($)	Acceleration of Performance- Based RSUs ($)(2)
Dr. Leighton	Voluntary Separation	—	—	17,516,323
	Involuntary Separation Without Cause	1,250,001	—	17,516,323
	Termination for Cause	—	—	—
	Change in Control Event	—	—	—
	Termination following a Change in Control	2,500,001	9,648,661	25,286,726
	Death or Disability	—	9,648,661	17,128,368
Mr. McGowan	Voluntary Separation	—	—	—
	Involuntary Separation Without Cause	935,358	—	—
	Termination for Cause	—	—	—
	Change in Control Event	—	—	—
	Termination following a Change in Control	935,358	2,811,184	7,076,121
	Death or Disability	—	2,811,184	4,695,346
Mr. Ahola	Voluntary Separation	—	—	—
	Involuntary Separation Without Cause	805,908	—	—
	Termination for Cause	—	—	—
	Change in Control Event	—	—	—
	Termination following a Change in Control	805,908	1,925,074	4,962,613
	Death or Disability	—	1,925,074	3,407,386

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Name	Triggering Event(1)	Cash Severance Payment ($)	Acceleration of Time- Vesting RSUs ($)	Acceleration of Performance- Based RSUs ($)(2)
Dr. Blumofe	Voluntary Separation	—	—	5,448,095
	Involuntary Separation Without Cause	909,000	—	5,448,095
	Termination for Cause	—	—	—
	Change in Control Event	—	—	—
	Termination following a Change in Control	909,000	2,683,142	7,464,577
	Death or Disability	—	2,683,142	5,367,903
Mr. Karon	Voluntary Separation	—	—	—
	Involuntary Separation Without Cause	1,070,909	—	—
	Termination for Cause	—	—	—
	Change in Control Event	—	—	—
	Termination following a Change in Control	1,070,909	3,484,047	8,818,262
	Death or Disability	—	3,484,047	5,856,474

(1)	Involuntary separation without cause assumes that the termination is for a reason other than detrimental conduct (as defined in our Compensation Recovery Policy).
(2)

Includes both PRSUs and relative TSR-Based RSUs and assumes the company acquiring Akamai assumed such PRSUs and relative TSR-Based RSUs. For PRSUs and relative TSR-Based RSUs, there is no acceleration of vesting upon a change in control unless the acquiring company does not assume such awards.

Mr. McConnell is not included in the table above since he voluntarily resigned and ceased to be an employee as of December 13, 2021. In connection with his departure, the TL&C Committee approved a prorated fiscal 2021 bonus payable in 5,105 restricted stock units which vested on December 10, 2021.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO).

The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u). The Commission’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable

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to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We selected the median employee based on 8,424 full-time, part-time and temporary workers who were employed as of a determination date of October 1, 2021. We selected the median employee using a compensation measure that incorporates target total cash compensation and equity granted during the twelve-month period preceding the determination date. International employees’ pay was converted to US dollars using the exchange rates on the determination date. We did not apply any cost-of-living adjustments as part of the calculation. In 2021, following the determination date, we acquired Guardicore consisting of approximately 250 employees.

The 2021 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $11,951,574, as reported in the Summary Compensation Table of this Proxy Statement. The 2021 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $112,018. Based on the foregoing, our estimate of the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation for fiscal year 2021 is 107 to 1.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table reflects the number of shares of our common stock that, as of December 31, 2021, were outstanding and available for issuance under compensation plans that have previously been approved by our stockholders as well as compensation plans that have not previously been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2) (c)

Equity Compensation Plans Approved by Security Holders (3)(4)	4,523,003	—	8,527,305
Equity Compensation Plans not Approved by Security Holders	—	—	—
Total	4,523,003	—	8,527,305

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(1)

RSUs issued under our equity compensation plans do not require payment by the recipient to us at the time of vesting. As such, the weighted-average exercise price does not take these awards into account.

(2)

Includes 1,500,000 shares available for future issuance under the Akamai Technologies, Inc. Amended and Restated 1999 Employee Stock Purchase Plan, as amended, which we refer to herein as the 1999 Employee Stock Purchase Plan. At our 2002 Annual Meeting of Stockholders, our stockholders approved an evergreen provision for the 1999 Employee Stock Purchase Plan pursuant to which the number of shares available for issuance automatically increases to up to 1,500,000 shares each June 1 and December 1, subject to an aggregate cap of 20,000,000 shares.

(3)

Consists of stock options and other equity rights, such as DSUs and RSUs, issuable under the 1999 Employee Stock Purchase Plan, the Akamai Technologies, Inc. 2009 Stock Incentive Plan, which we refer to herein as the 2009 Stock Incentive Plan and the 2013 Stock Incentive Plan. The 2009 Stock Incentive Plan expired in 2019; therefore, no additional shares are available for issuance under such plan.

(4)

Excludes stock options to purchase up to 1,315 shares of our common stock. Such stock options, having a weighted average exercise price of $41.08 per share, were issued pursuant to a stock plan assumed in connection with our acquisition of Prolexic Technologies, Inc. We also have 3,262 restricted stock units outstanding under a stock plan assumed in connection with our acquisition of Cotendo, Inc. No future equity awards may be issued under either plan.

The following is a brief description of the material features of the equity compensation plans reflected in the chart above that were not approved by our stockholders:

In connection with our acquisition of Cotendo, Inc., we assumed 3,262 RSUs that are outstanding at December 31, 2021. No future equity awards may be issued under this plan. A copy of the Cotendo Plan was included as an exhibit to our Registration Statement on Form S-8 filed with the Commission on March 14, 2012.

In connection with our acquisition of Prolexic Technologies, Inc., we assumed stock options issued by Prolexic on an as-converted basis, including stock options to purchase up to 1,315 shares of our common stock that are outstanding at December 31, 2021. No future equity awards may be issued under this plan. A copy of the Prolexic Plan was included as an exhibit to our Registration Statement on Form S-8 filed with the Commission on March 3, 2014.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, which we refer to herein as Section 16(a), requires our officers, directors and holders of more than ten percent of a registered class of our equity securities, which we refer to herein collectively as reporting persons, to file reports of ownership and changes in ownership of such securities with the Commission. Reporting persons are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of reports filed with the Commission by reporting persons or written representations from such persons pursuant to Item 405 of Regulation S-K under the Exchange Act, we believe that during 2021 all filings required to be made by the reporting persons pursuant to Section 16(a) with respect to Akamai securities were made in accordance with Section 16(a), except that Ms. Bonner filed one Form 4 late covering the vesting of restricted stock units, an initial report of ownership was filed late by Ms. Bowen, Mr. Ahola filed a late Form 4 covering a single transaction, Ms. Howell filed a late Form 4 disclosing the vesting of restricted stock units and Ms. Salem-Jackson filed a late Form 4 disclosing the vesting of restricted stock units.

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Part Three – Matters to be Voted Upon at the Annual Meeting

Item One

Election of Directors

At the Annual Meeting, stockholders will vote to elect the ten nominees named in this Proxy Statement to the Board. Each of the nominees elected at the Annual Meeting will hold office until the 2023 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. Based on the recommendation of the ESG Committee, the Board has nominated Sharon Bowen, Marianne Brown, Monte Ford, Dan Hesse, Tom Killalea, Tom Leighton, Jonathan Miller, Madhu Ranganathan, Ben Verwaayen and Bill Wagner to serve as directors. The persons named in the enclosed proxy will vote to elect Mses. Bowen, Brown and Ranganathan and Messrs. Ford, Hesse, Killalea, Leighton, Miller, Verwaayen and Wagner unless a stockholder indicates that the shares should be voted against one or more of such nominees.

In the event that any director nominee becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board to fill the vacancy. It is not expected that any of the nominees will be unavailable or will decline to serve.

Board of Directors Recommendation

The Board of Directors believes that the election of Sharon Bowen, Marianne Brown, Monte Ford, Dan Hesse, Tom Killalea, Tom Leighton, Jonathan Miller, Madhu Ranganathan, Ben Verwaayen and Bill Wagner as directors is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR each of these nominees.

Item Two

Approval of Amendment and Restatement of the Amended and Restated 2013 Stock Incentive Plan

Overview

In the opinion of Akamai’s Board, the future success of Akamai depends, in large part, on its ability to maintain a competitive position in attracting, retaining and motivating key employees with experience and ability. On March 16, 2022, following the TL&C Committee’s approval and recommendation, the Board adopted, subject to stockholder approval, an amendment and restatement of the Plan to, among other things, (i) increase the number of shares of common stock authorized for issuance thereunder by 2,000,000 shares, (ii) address the treatment of time and performance-based equity awards under the plan upon a Change in Control Event, (iii) remove certain provisions related to Section 162(m) of the Code that are no longer relevant as a result of the elimination of the exemption for qualified performance-based compensation under Section 162(m) and (iv) extend the expiration date of the plan to May 12, 2032.

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If stockholders approve this amendment and restatement, the number of shares available for future awards under the Second Amended and Restated Plan as of the date of the annual meeting would be the sum of (1) 2,000,000, (2) the number of shares available for future awards under the plan as of such date (as of March 16, 2022, 4,776,749 shares were available for future awards under the plan) and (3) any shares subject to outstanding awards under the Second Amended and Restated Plan or the 2009 Stock Incentive Plan, which we refer to as the Prior Plan, that are terminated, canceled, surrendered or forfeited (as of March 16, 2022, 4,851,807 shares were subject to outstanding awards under the Plan and the Prior Plan).

Highlights of the Second Amended and Restated Plan

No liberal share counting

The Second Amended and Restated Plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price of an award or to satisfy tax withholding requirements with respect to an award, shares that were subject to stock-settled stock appreciation rights, or SARs, and were not issued upon the net settlement or net exercise of such SARs, and shares repurchased on the open market using proceeds from the exercise of an award.

Per participant limit	The Second Amended and Restated Plan provides that no more than 1,000,000 shares may be granted to any one participant pursuant to awards under the plan per calendar year.

No repricing of stock options or SARs without stockholder approval	The Second Amended and Restated Plan prohibits the direct or indirect repricing of stock options or SARs without stockholder approval.

No “reload provisions” or dividend equivalents on options or SARs

No options or SARs granted under the Second Amended and Restated Plan may contain a provision entitling the optionee to an automatic grant of additional options or SARs in connection with any exercise of the original option or SAR or provide for the payment or accrual of dividend equivalents.

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No discounted stock options or SARs	All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying common stock on the date of grant.

Dividends and dividend equivalents on restricted stock and restricted stock units not paid until award vests

Any dividends or dividend equivalents paid with respect to restricted stock or restricted stock units will be subject to the same restrictions on transfer and forfeitability as the award with respect to which it is paid.

“Double-trigger” change in control vesting

If awards granted under the Second Amended and Restated Plan are assumed by a successor in connection with a change in control of the Company, such awards will not automatically vest and pay out solely as a result of the change in control.

Material amendments require stockholder approval

Stockholder approval is required prior to an amendment to the Second Amended and Restated Plan that would (i) materially increase the number of shares available thereunder, (ii) expand the types of available awards, (iii) materially expand the class of participants eligible to participate, or (iv) materially increase the benefits available to participants.

Administered by an independent committee	The Second Amended and Restated Plan is administered by the TL&C Committee, which is made up entirely of independent directors.

Awards subject to forfeiture/clawback	Awards under the Second Amended and Restated Plan are subject to recoupment under certain circumstances. See “Compensation Recovery Policy” discussion in Part Two of this Proxy Statement.

Minimum vesting requirements	Since 2017, all awards have a minimum one-year vesting period requirement subject to certain limited exceptions.

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The Board believes that approving an additional 2,000,000 shares for issuance under the Second Amended and Restated Plan is appropriate and in the best interests of stockholders given Akamai’s current expectations on hiring created by recent business growth, the highly competitive environment in which we recruit and retain employees, our plans for future acquisitions, the dilution rate of Akamai’s peers and Akamai’s historical rate of issuing equity awards. Based on our historical grant practices and planned headcount, we expect that the total number of shares available under the Second Amended and Restated Plan, if approved, would meet our needs for the next two years.

The Second Amended and Restated Plan is intended to be a broad-based plan that allows for the issuance of equity awards deep into our organization. Approximately 55% of Akamai’s worldwide employee population of approximately 8,700 employees currently participates in our annual equity incentive compensation programs. In addition, new employees are eligible for new-hire equity awards.

As of March 16, 2022, options covering 1,315 shares of our common stock with a weighted average exercise price of $41.08 and a weighted average remaining term of 1.3 years were outstanding under the Amended and Restated Plan and our other equity compensation plans. As of March 16, 2022, unvested RSUs and DSUs issued under our Amended and Restated Plan and our other compensation plans covering 4,850,492 shares of our common stock were outstanding. Finally, as of March 16, 2022, 4,776,749 shares were available for future grant under the Amended and Restated Plan, and we had 160,956,366 shares outstanding.

In 2018, the Board approved a stock repurchase plan. Under this plan, we were authorized to repurchase up to $1.1 billion in shares of common stock from November 2018 through December 2021. A key purpose of the repurchase plan was to offset a significant percentage of the dilution attributable to shares issued in respect of awards under our stock incentive plans. In 2021, we repurchased approximately 4,749,037 shares of our common stock in the open market. Pursuant to the terms of the Second Amended and Restated Plan, shares repurchased on the open market using proceeds from an award under the plan are not added to the shares available for issuance under the Second Amended and Restated Plan.

In developing our share request for an increase in the number of shares available for issuance under the Second Amended and Restated Plan and analyzing the impact of utilizing equity on our stockholders, we considered both our “burn rate” and “overhang,” which we consider important metrics of how our equity compensation program impacts our stockholders.

Burn rate provides a measure of the potential dilutive impact of our annual equity award program. Our burn rate is low for a technology company. Set forth below is a table that reflects our burn rate for 2019, 2020 and 2021, as well as the average over those years.

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Fiscal Year	Options Granted (1)	Full Value Shares Granted (2)	Less Forfeitures	Total Granted (Net of Forfeitures)	Weighted Avg # of Common Shares Outstanding	Net Burn Rate (3)

2021	—	3,300,000	615,000	2,685,000	162,665,000	1.7%

2020	—	2,734,000	346,000	2,388,000	162,490,000	1.4%

2019	—	3,226,000	661,000	2,565,000	162,706,000	1.6%

Three Year Average						1.6%

(1)	Excludes options assumed by Akamai in connection with acquisitions of other companies and equity awards previously issued by such acquired companies.
(2)	For performance-based awards, amount reflects target number of shares issuable pursuant to such awards.
(3)	“Net Burn Rate” is defined as the number of equity awards granted in the year, less the number of equity awards forfeited in the year, divided by weighted average number of shares outstanding.

Overhang provides a measure of the potential dilutive effect of all outstanding equity awards and shares available for future grants. We calculated overhang as (a) the total number of shares subject to outstanding equity awards, plus shares available for future awards, plus the contemplated 2,000,000 new shares divided by (b) the total number of shares of common stock outstanding, plus shares subject to warrants and convertible securities, plus the number of shares in (a). Our overhang as of March 16, 2022 including the 2,000,000 new shares would have been 5.9%.

Summary of the Second Amended and Restated Plan

The following summary of the Second Amended and Restated Plan is qualified in its entirety by reference to the proposed Second Amended and Restated Plan, a copy of which is attached as Appendix A to this Proxy Statement. References to the Board in this summary shall include the TL&C Committee of the Board or any similar committee appointed by the Board to administer the Second Amended and Restated Plan.

Types of Awards; Shares Available for Issuance

The Second Amended and Restated Plan allows for the issuance of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, SARs, restricted stock awards, RSUs, DSUs, other stock-based awards and performance awards or other awards in the form of cash awards; we refer to these securities as Awards. If stockholders approve this amendment and restatement, the number of shares available for future Awards under the Second Amended and Restated Plan as of the date of the Annual Meeting would be the sum of (1) 2,000,000, (2) the number of shares available for future Awards under the plan as of such date (as of March 16, 2022, 4,776,749 shares were available for future Awards under the plan) and (3) any shares subject to outstanding awards under the Plan or the Prior Plan that are terminated, canceled, surrendered or forfeited (as of March 16, 2022, 4,851,807 shares were subject to outstanding awards under the Plan and the Prior Plan). Shares of common

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stock delivered to Akamai by a participant to purchase common stock upon exercise of an Award or to satisfy tax withholding obligations related to an Award (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares of common stock available for the future grant of Awards under the Second Amended and Restated Plan. In addition, common stock repurchased by Akamai on the open market using proceeds from the exercise of an Award shall not increase the number of shares of common stock available for future grant of Awards under the Second Amended and Restated Plan.

Certain sub-limitations apply to Awards under the Second Amended and Restated Plan. The maximum number of shares with respect to which Awards may be granted to any participant under the Second Amended and Restated Plan may not exceed 1,000,000 shares per calendar year. Up to 5,000,000 shares are available under the Second Amended and Restated Plan for Awards in the form of incentive stock options.

Under the Second Amended and Restated Plan, the maximum amount of cash and equity compensation (calculated in the case of equity awards based on grant date fair value for financial reporting purposes) granted in any calendar year to any individual non-employee director may not exceed $1,000,000; provided, however, that the Board may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

All shares of common stock covered by SARs shall be counted against the number of shares available for grant under the Second Amended and Restated Plan and the sub-limitations described above. However, SARs that may be settled only in cash shall not be so counted, and if a SAR is granted in tandem with an option and the grant provides that only one such Award may be exercised, only the shares covered by the option shall be counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Second Amended and Restated Plan. In the case of the exercise of a SAR, the number of shares counted against the shares available under the Second Amended and Restated Plan and against the sub-limitations described above will be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise. The shares covered by a SAR granted in tandem with a stock option (as described below) will not again become available for grant upon the expiration or termination of such SAR.

Substitute Awards granted under the Second Amended and Restated Plan in connection with a merger or consolidation of an entity with Akamai or the acquisition by Akamai of property or stock of an entity shall not count against the overall share limits and sub-limitations described above, except as required by reason of Section 422 and related provisions of the Code.

Shares issued under the Second Amended and Restated Plan may consist in whole or in part of authorized but unissued shares, treasury shares, or shares purchased on the open market.

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Descriptions of Awards

Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may not be granted at an exercise price that is less than 100% of the fair market value of the common stock on the effective date of grant. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to optionees holding more than 10% of the total combined voting power of all classes of stock of Akamai or any of our subsidiaries. Under the terms of the Second Amended and Restated Plan, stock options may not be granted for a term in excess of seven years (and, under present law, five years in the case of incentive stock options granted to optionees holding greater than 10% of the total combined voting power of all classes of stock of Akamai or any of our subsidiaries). The Second Amended and Restated Plan permits participants to pay the exercise price of options using one or more of the following manners of payment: (i) payment by cash or check or, except as may otherwise be provided in the applicable option agreement or approved by the Board, in connection with a “cashless exercise” through a broker, (ii) to the extent provided in the applicable option agreement or approved by the Board, and subject to certain conditions, by surrender to us of shares of common stock owned by the participant valued at their fair market value, (iii) to the extent provided in an applicable non-statutory stock option agreement or approved by the Board, and subject to certain conditions, by delivery of a notice of “net exercise” as a result of which Akamai will retain shares of common stock otherwise issuable pursuant to the stock option, (iv) to the extent provided in the applicable option agreement or approved by the Board, by any other lawful means, or (v) any combination of the foregoing. No option granted under the Second Amended and Restated Plan may contain a provision entitling the participant to the automatic grant of additional options in connection with any exercise of the original option. No options granted under the Second Amended and Restated Plan may provide for the payment or accrual of dividend equivalents.

Stock Appreciation Rights. A SAR is an award entitling the holder, upon exercise, to receive a number of shares of common stock or cash (or a combination thereof) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock over the grant price. SARs may be granted independently or in tandem with stock options granted under the Second Amended and Restated Plan. When a SAR is granted in tandem with a stock option, the SAR will be exercisable only at such time or times, and to the extent that the related stock option is exercisable (except to the extent designated by the Board in connection with a change in control event), will be exercisable in accordance with the procedure required for exercise of the related option, will terminate and no longer be exercisable upon the termination or exercise of the related option (except to the extent designated by the Board in connection with a change in control event and except that a SAR granted with respect to less than the full number of shares covered by an option will not be reduced until the number of shares as to which the related option has been exercised or has terminated exceeds the number of shares not

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covered by the SAR), the option will terminate and no longer be exercisable upon exercise of the related SAR and the SAR will be transferable only with the related stock option. The Second Amended and Restated Plan provides that the grant price or exercise price of a SAR may not be less than 100% of the fair market value per share of our common stock on the effective date of grant and that SARs granted under the Second Amended and Restated Plan may not have a term in excess of seven years. No SARs granted under the Second Amended and Restated Plan may contain a provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR. No SARs granted under the Second Amended and Restated Plan may provide for the payment or accrual of dividend equivalents.

No Repricings of Options or SARs. With respect to options and SARs, unless such action is approved by stockholders or permitted under the terms of the Second Amended and Restated Plan in connection with certain changes in capitalization and change in control events, we may not (i) amend any outstanding option or SAR granted under the Second Amended and Restated Plan to provide an exercise price or grant price per share that is lower than the then-current exercise price or grant price per share of such outstanding option or SAR, (ii) cancel any outstanding option or SAR (whether or not granted under the Second Amended and Restated Plan) and grant in substitution therefor new Awards under the Second Amended and Restated Plan (other than certain Awards granted in connection with our merger or consolidation with, or acquisition of, another entity) covering the same or a different number of shares of common stock and having an exercise price or grant price per share lower than the then-current exercise price per share of the canceled option or SAR, (iii) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price or grant price per share above the then-current fair market value of our common stock, or (iv) take any other action under the Second Amended and Restated Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market.

Restricted Stock Awards. We may issue Awards of shares of our common stock subject to the right of Akamai to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award. We refer to these Awards as Restricted Stock. Any dividend declared and paid by Akamai with respect to a share of Restricted Stock shall be paid to the participant (without interest) only if and when such shares of Restricted Stock become free from any applicable restrictions on transferability and forfeitability.

RSUs; DSUs. We may also grant Awards entitling the recipient to receive shares of our common stock (or cash equal to the fair market value of such shares) to be delivered at a future date on or after such Award vests. We refer to these Awards as Restricted Stock Units, or RSUs. A participant has no voting rights with respect to any Restricted Stock Units. To the extent provided by the Board in its sole discretion, a grant of Restricted Stock Units may provide the participant with a right to receive dividend equivalents, which may be settled in cash and/or shares of our common stock and shall be subject to the same

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restrictions on transfer and forfeitability as the underlying Restricted Stock Units. The Board may provide for deferral of settlement of a Restricted Stock Unit (on a mandatory basis or at the election of the participant); we refer to Restricted Stock Units with a mandatory or elected deferral as Deferred Stock Units, or DSUs.

Other Stock-Based Awards; Cash-Based Awards. Under the Second Amended and Restated Plan, the Board may grant other Awards that are based upon our common stock or other property having such terms and conditions as the Board may determine including the grant of shares based upon certain conditions, the grant of Awards that are valued in whole or in part by reference to, or otherwise based on, shares of our common stock and the grant of Awards entitling recipients to receive shares of our common stock to be delivered in the future. We refer to these types of Awards as Other Stock-Based Awards. Other Stock-Based Awards may be available as a form of payment in the settlement of other Awards granted under the Second Amended and Restated Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of our common stock or cash, as the Board determines. The Board may also grant Performance Awards (as defined below) or other Awards denominated in cash rather than shares of common stock. We refer to these types of Awards as Cash-Based Awards.

Performance Awards. Awards granted under the Second Amended and Restated Plan may be made subject to achievement of performance goals as determined by the Board.

Transferability of Awards. Except as the Board may otherwise determine or provide in an Award in connection with certain gratuitous transfers, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, Awards are exercisable only by the participant.

Eligibility to Receive Awards

Employees, officers, directors, consultants and advisors of Akamai and our present or future parent or subsidiary corporations and any other business venture in which Akamai has a controlling interest (as determined by the Board) are eligible to be granted Awards under the Second Amended and Restated Plan. Under current law, however, incentive stock options may only be granted to employees of Akamai and its present or future parent or subsidiaries. As of December 31, 2021, we had approximately 8,700 employees, nine executive officers, ten non-employee directors and approximately 600 contractors and advisors eligible to receive awards. The granting of Awards under the Second Amended and Restated Plan is discretionary, and we cannot now determine the number or type of Awards to be granted in the future to any particular person or group, except that Awards are subject to the limitations described above. On March 16, 2022, the last reported sale price of our common stock on the Nasdaq Global Select Stock Market was $112.63.

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Awards Granted Under the 2013 Stock Incentive Plan

Since the initial approval of the Plan in 2013 through March 16, 2022, the following number of equity awards have been granted to the individuals and groups described in the table. No other equity awards have been granted to any other individuals or groups under the Plan as of such date.

Name of Beneficial Owner	Number of Shares of Common Stock Underlying Options Granted	Number of Shares of Common Stock Underlying RSUs Granted*	Number of Shares of Common Stock Underlying DSUs Granted

Named Executive Officers:

Dr. Leighton	—	1,178,139	—

Mr. McGowan	—	196,583	—

Mr. Ahola	—	140,616	—

Dr. Blumofe	—	307,730	—

Mr. Karon	—	266,934	—

Mr. McConnell	—	378,064	—

All current executive officers as a group	10,000	2,458,057	—

All current directors who are not executive officers as a group	49,783	36,878	148,235

Nominees for election as a director (other than Dr. Leighton):

Sharon Bowen	—	3,491	1,964

Marianne Brown	—	3,976	4,201

Monte Ford	24,721	—	26,562

Dan Hesse	—	7,689	15,652

Tom Killalea	—	5,599	10,097

Jonathan Miller	—	5,498	19,270

Madhu Ranganathan	—	5,026	4,760

Ben Verwaayen	25,062	—	28,275

Bill Wagner	—	5,599	10,097

All employees, including all current officers who are not executive officers, as a group	—	5,768,385	—

*	For PRSUs, reflects actual number of shares issuable in respect of vested PRSUs, if determinable; otherwise, reflects target number of shares issuable under the PRSUs.

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Administration

The Board administers the Second Amended and Restated Plan and is authorized to adopt, alter and repeal the administrative rules, guidelines and practices relating to the Second Amended and Restated Plan and to interpret the provisions of the Second Amended and Restated Plan and any Award documentation and remedy any ambiguities, omissions or inconsistencies therein. Pursuant to the terms of the Second Amended and Restated Plan, the Board may delegate authority under the Second Amended and Restated Plan to one or more committees or subcommittees of the Board. The Board has authorized the TL&C Committee to administer certain aspects of the Second Amended and Restated Plan, including the granting of awards to directors and executive officers. The TL&C Committee, with the input of management, selects the recipients of Awards and determines, in addition to other items, and subject to the terms of the Second Amended and Restated Plan:

🌑

the number of shares of common stock, cash or other consideration covered by Awards and the terms and conditions of such Awards, including the dates upon which such Awards become exercisable or otherwise vest;

🌑	the exercise price of Awards;

🌑	the effect on Awards of a change in control of Akamai; and

🌑	the duration of Awards.

Subject to any requirements of applicable law, the Board may delegate to one or more of our officers the power to grant Awards (subject to any limitations under the Second Amended and Restated Plan) to employees or non-executive officers of Akamai or any of our present or future subsidiary corporations and to exercise such other powers under the Second Amended and Restated Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers, the maximum number of shares subject to Awards that the officers may grant and the time period in which such Awards may be granted. No officer shall be authorized to grant Awards to any of our executive officers. The Board has delegated to our Chief Executive Officer the authority under the Second Amended and Restated Plan to grant Restricted Stock Units to non-executive employees of Akamai subject to certain specified limitations and oversight by the TL&C Committee. Awards to non-employee directors will only be granted and administered by a committee, all the members of which are independent as defined by Section 5605(a)(2) of the Nasdaq Rules.

The Board may at any time provide that any Award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

The Board is required to make appropriate adjustments in connection with the Second Amended and Restated Plan and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization.

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All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Second Amended and Restated Plan or in any Award. No director or person acting pursuant to authority delegated by the Board shall be liable for any action or determination relating to or under the Second Amended and Restated Plan made in good faith. Akamai will indemnify and hold harmless each director, officer, other employee, or agent to whom any duty or power relating to the administration or interpretation of the Second Amended and Restated Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Second Amended and Restated Plan unless arising out of such person’s own fraud or bad faith.

Minimum Vesting. Subject to the discretionary authority of the Board to accelerate the vesting of an Award as described above, no Award shall vest earlier than the first anniversary of its date of grant, unless such Award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to the holder, except for Awards granted, in the aggregate, for up to 5% of the maximum number of authorized shares under the Second Amended and Restated Plan.

Amendment of Awards. Except as otherwise provided under the Second Amended and Restated Plan with respect to repricing outstanding stock options or SARs, the Board may amend, modify or terminate any outstanding Award provided that the participant’s consent to such action will be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the participant or the change is otherwise permitted under the terms of the Second Amended and Restated Plan.

Change in Control Events. In the case of and subject to the consummation of a Change in Control Event (as defined in the Second Amended and Restated Plan), except to the extent specifically provided to the contrary in the instrument evidencing the Award or any other agreement between the participant and the Company, all Awards with conditions and restrictions relating to the attainment of performance goals, or Performance Awards, shall be deemed earned immediately prior to the Change in Control Event based upon achievement of (i) actual performance of the applicable metrics for any Performance Awards for which the applicable performance period has been fully completed as of the date of the Change in Control Event and (ii) target level performance of the applicable performance metrics for any Performance Awards for which the performance period has not been completed or has been partially completed as of the date of the Change in Control Event. Any Performance Awards that are deemed earned in connection with a Change in Control Event are referred to as Earned Performance Awards.

In the case of a Change in Control Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Change in Control Event do not provide for the assumption, continuation or substitution of Awards, upon the

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effective time of the Change in Control Event, the Second Amended and Restated Plan and all outstanding Awards granted hereunder shall terminate. In such case, except to the extent specifically provided to the contrary in the instrument evidencing the Award or any other agreement between the participant and the Company, all Awards with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Change in Control Event and all Earned Performance Awards shall become fully vested and exercisable as of immediately prior to the effective time of the Change in Control Event. In the event of a termination of outstanding Awards granted under the Second Amended and Restated Plan upon a Change in Control Event, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the participant holding options and SARs, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the price paid for each share of common stock in the Change in Control Event, or the Sale Price, multiplied by the number of shares of common Stock subject to outstanding options and SARs (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding options and SARs (provided that, in the case of an option or SAR with an exercise price equal to or greater than the Sale Price, such option or SAR shall be cancelled for no consideration); or (ii) each participant shall be permitted, within a specified period of time prior to the consummation of the Change in Control Event as determined by the Board, to exercise all outstanding options and SARs (to the extent then exercisable) held by such Participant. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to Participants holding Awards other than options and SARs in an amount equal to the Sale Price multiplied by the number of vested shares of common stock underlying such Awards.

To the extent the parties to a Change in Control Event provide for the assumption, continuation or substitution of Awards, except to the extent specifically provided to the contrary in the instrument evidencing the Award or any other agreement between the participant and the Company, each such assumed, continued or substituted Award (including, for the avoidance of doubt, any Earned Performance Award) shall become immediately vested, exercisable, or free from forfeiture, as applicable, upon the termination of the participant’s employment if the participant’s employment with the Company or a successor corporation is terminated for Good Reason (as defined in the Second Amended and Restated Plan) by the participant or is terminated without Cause (as defined in the Second Amended and Restated Plan) by the Company or the successor corporation, in either case on or prior to the first anniversary of the date of the consummation of a Change in Control Event.

Provisions for Foreign Participants

The Board may modify Awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Second Amended and Restated Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

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Amendment or Termination

The Board may amend, suspend or terminate the Second Amended and Restated Plan or any portion thereof at any time provided that (i) no amendment that would require stockholder approval under the rules of the Nasdaq Stock Market may be made effective unless and until such amendment shall have been approved by Akamai’s stockholders; and (ii) if the Nasdaq Stock Market amends the Nasdaq rules so that such rules no longer require stockholder approval of material amendments to equity compensation plans, then, from and after the effective date of such amendment to the Nasdaq Rules, no amendment to the Second Amended and Restated Plan (A) materially increasing the number of shares authorized under the Second Amended and Restated Plan (other than as provided for in the Second Amended and Restated Plan in connection with changes in capitalization), (B) expanding the types of Awards that may be granted under the Second Amended and Restated Plan, (C) materially expanding the class of participants eligible to participate in the Second Amended and Restated Plan, or (D) materially increasing benefits generally available to participants shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of Akamai’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Second Amended and Restated Plan adopted in accordance with the procedures described above shall apply to, and be binding on the holders of, all Awards outstanding under the Second Amended and Restated Plan at the time the amendment is adopted, provided that the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the Second Amended and Restated Plan.

Effective Date and Term of Second Amended and Restated Plan

The Plan first became effective on May 13, 2013, the date the plan was approved by Akamai’s stockholders. The Second Amended and Restated Plan will become effective upon approval by Akamai’s stockholders. No Awards shall be granted under the Second Amended and Restated Plan after May 12, 2032 and no Awards of incentive stock options may be granted after the date that is ten years after the Second Amended and Restated Plan was approved by the Board, but Awards previously granted may extend beyond that date.

Federal Income Tax Consequences

The following summarizes the United States federal income tax consequences that generally will arise with respect to Awards granted under the Second Amended and Restated Plan. This summary is based on the federal tax laws in effect as of the date of this Proxy Statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws or assumptions could alter the tax consequences described below.

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Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by Akamai or its corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option, which we refer to as ISO stock, at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the ISO stock. If a participant sells the ISO stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the ISO stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the ISO stock for more than one year and otherwise will be short-term. If a participant sells the ISO stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the ISO stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the fair market value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, which we refer to as NSO stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the fair market value of the NSO stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the NSO stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights. A participant will not have income upon the grant of a SAR but generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock. A participant will not have income upon the grant of Restricted Stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have compensation income equal to the fair market value of the Restricted Stock on the date of grant less the purchase price, if any. When the shares of Restricted Stock are sold, the participant will

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have capital gain or loss equal to the difference between the sales proceeds and the fair market value of the stock on the date of grant. If the participant does not make a Section 83(b) election, then when the shares of Restricted Stock vest the participant will have compensation income equal to the fair market value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the fair market value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units and Deferred Stock Units. A participant will not have income upon the grant of a Restricted Stock Unit or Deferred Stock Unit. A participant is not permitted to make a Section 83(b) election with respect to a Restricted Stock Unit or Deferred Stock Unit. When the Restricted Stock Unit or Deferred Stock Unit vests, unless the distribution of the shares of common stock associated with such Award has been deferred in a manner that complies with Section 409A of the Code, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. If the participant has made a valid deferral election, he or she will have income on the distribution date of the stock in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date or delivery date, as applicable. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards. The tax consequences associated with any Other Stock-Based Award granted under the Second Amended and Restated Plan will vary depending on the specific terms of the Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant’s holding period and tax basis for the Award or underlying common stock.

Tax Consequences to Akamai. There will be no tax consequences to us except that we may be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Board of Directors Recommendation

The Board of Directors believes that approval of the Second Amended and Restated Plan is in the best interests of Akamai and its stockholders and, therefore, recommends that the stockholders vote FOR this proposal.

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Item Three

Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with Commission rules. The Board has adopted a policy of providing annual advisory votes on executive compensation.

Akamai has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of our executive officers. The goal of our executive compensation program is to attract, retain and reward talented and hard-working individuals in a highly competitive business environment. Our annual and long-term incentive compensation strategy is performance-oriented and is designed to link our strategic business objectives, specific financial performance objectives and the enhancement of stockholder returns with the compensation of our executive officers, including our NEOs. Please refer to the CD&A section of this Proxy Statement for an overview of the compensation of our NEOs.

We are asking for stockholder approval of the compensation of our NEOs as disclosed in this Proxy Statement in accordance with Commission rules, which disclosures include the disclosures under “Executive Compensation Matters—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on Akamai, the TL&C Committee or the Board. The Board and the TL&C Committee value the opinions of Akamai stockholders and will consider those stockholders’ concerns when making future compensation decisions for our NEOs, and the TL&C Committee will evaluate whether any actions are necessary to address those concerns.

Board of Directors Recommendation

The Board of Directors recommends that the stockholders vote FOR the approval of our 2021 executive compensation.

Item Four

Ratification of Selection of Independent Auditors

Upon the recommendation of the Audit Committee, which conducted an annual review of the firm’s performance, the Board has selected PricewaterhouseCoopers LLP, independent auditors, which we sometimes refer to as PwC, to audit our financial statements for the year ending December 31, 2022. PwC has audited our financial statements for each fiscal year since our incorporation. Although stockholder approval of the selection of PwC is not required by law, the Board believes that it is advisable to give stockholders the opportunity

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to ratify this selection. And, even in the event stockholders do ratify the selection of PwC as our independent auditors, the Audit Committee may change its selection during the year. In the event stockholders do not ratify the selection of PwC as our independent auditors, the Audit Committee will reconsider its selection. Representatives of PwC are expected to attend the virtual Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The following table summarizes the fees we incurred for professional services provided by PwC for each of the last two fiscal years for audit, audit-related, tax and other services (in thousands):

Fee Category	2021	2020

Audit Fees (1)	$3,713	$3,568

Audit-Related Fees (2)	$1,014	$619

Tax Fees (3)	$615	$613

All Other Fees (4)	$83	$8

Total Fees	$5,425	$4,808

(1)

Audit fees consist of fees for the audit of our annual financial statements and internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services also relate to financial due diligence with respect to potential acquisitions.

(3)	Tax fees consist of fees primarily related to tax compliance and consulting.
(4)	All other fees relate to license fees for an accounting research tool, and in 2021 also include fees for an ESG materiality assessment.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy generally provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below. The Audit Committee may delegate pre-approval authority to one or more of its members but not to our management. Any such pre-approval by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Services can be approved in two ways: specific pre-approval or general pre-approval. Specific pre-approval represents the Audit Committee’s consent for the independent auditor to perform a specific project, set of services or transaction for us. General pre-approval represents the Audit Committee’s consent for the independent auditor to perform certain categories of services for us. If a particular service or project falls into a category that has been generally pre-approved by the Audit Committee within the

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preceding 12 months, further specific pre-approval of that service or project need not be obtained. Any proposed services exceeding cost levels generally pre-approved by the Audit Committee will require further specific pre-approval. From time to time, the Audit Committee may revise the list of services for which general pre-approval is granted. During 2021, 100% of the services provided by PwC were pre-approved by the Audit Committee.

PwC has provided tax services, as described in the Public Company Accounting Oversight Board Rule 3523, “Tax Services for Persons in Financial Reporting Oversight Roles,” to Ben Verwaayen, a director. PwC has provided such services to Mr. Verwaayen since 2008. PwC and Akamai have determined that the provision of such services to Mr. Verwaayen does not impact PwC’s independence because he is not in a financial reporting oversight role solely because he served as a member of the Board and is not otherwise responsible for our financial reporting oversight. Akamai did not pay for these tax services on behalf of Mr. Verwaayen.

Board of Directors Recommendation

The Board of Directors believes that ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2022 is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR this proposal.

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Part Four – Information About These Proxy Materials

and Voting

Q:	Why did I receive a notice regarding the availability of proxy materials on the internet?

A:

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. All stockholders as of the record date will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. We intend to mail the Notice on or about March 30, 2022 to all stockholders of record entitled to vote at the Annual Meeting.

Q:	Will I receive any other proxy materials by mail?

A:	We may send you a proxy card, along with a second Notice, ten or more calendar days after we mail the Notice to you.

Q:	Why is the 2022 Annual Meeting a virtual, online meeting?

A:

To support the health and well-being of our stockholders, employees and directors in light of the continuing novel coronavirus (COVID-19) pandemic, the Annual Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the internet. There will not be a physical meeting location. We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at our Annual Meeting by enabling stockholders to participate remotely from any location around the world. Our virtual meeting will be governed by our rules of conduct and procedures that will be posted at ir.akamai.com in advance of the Annual Meeting.

We have designed the virtual Annual Meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting. We do not have procedures in place for posting appropriate questions received during the meeting on our website. In order to encourage stockholder participation and transparency, subject to our rules of conduct and procedures, we will:

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provide stockholders attending the Annual Meeting with the ability to submit appropriate questions relating to an agenda item on which stockholders are entitled to vote during the Annual Meeting through the Annual Meeting website when such item is being considered;

🌑

provide management with the ability to answer as many questions submitted during the Annual Meeting in accordance with the meeting rules of conduct as possible in the time allotted for the Annual Meeting without discrimination;

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🌑	address technical and logistical issues related to accessing the virtual meeting platform;

🌑	provide procedures for accessing technical support to assist in the event of any difficulties accessing the Annual Meeting; and

🌑	to the extent time permits, management may conduct an informal online question and answer session.

Q:	Who can attend the Annual Meeting?

A:	Each holder of Akamai common stock, par value $.01 per share, at the close of business on March 17, 2022 is invited to attend the Annual Meeting online.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

Most Akamai stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record—If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.”

Beneficial Owner—If your shares are held in a brokerage account or by a broker, bank or other nominee, you are considered the “beneficial owner” of those shares. If you are a beneficial owner, then you must register in advance to attend the virtual Annual Meeting.

Q:	How do I register to attend the virtual Annual Meeting?

A:

If you are a stockholder of record (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the virtual Annual Meeting online. Please follow the instructions on the Notice that you received and in this Proxy Statement.

If you are the beneficial owner of your shares and hold shares through a bank or brokerage firm, you must register in advance to attend the virtual Annual Meeting online. To register to attend the virtual Annual Meeting online as a beneficial owner, you must submit to Computershare a legal proxy reflecting your holdings in the Company from your broker, bank or other nominee along with your name and email address. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern time, on May 6, 2022. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to the following:

By email: Forward the email from your broker, bank or other nominee, or attach an image of your legal proxy, to legalproxy@computershare.com.

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By mail: Mail to Computershare, Akamai Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

Q:	How do I virtually attend the Annual Meeting?

A:

The Annual Meeting will be a virtual meeting of stockholders, which will be conducted exclusively by audio webcast. No physical meeting of stockholders will be held. You are entitled to participate in the Annual Meeting only if you were a stockholder of record as of the close of business on March 17, 2022 or if you hold a valid proxy for the Annual Meeting.

You will be able to attend the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.meetnow.global/MYK5XPQ. You also will be able to vote your shares online by attending the Annual Meeting by audio webcast. To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card, or on the instructions that accompanied your proxy materials. If you are a beneficial owner and hold your shares through an intermediary, such as a bank or broker, you should contact such intermediary where you hold your account well in advance of the Annual Meeting to obtain a legal proxy and you must register in advance using the instructions above.

The online meeting will begin promptly at 9:30 a.m., Eastern time. We encourage you to access the Annual Meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

You may obtain instructions for how to access the Annual Meeting online by contacting Investor Relations, Akamai Technologies, Inc., 145 Broadway, Cambridge, Massachusetts 02142; telephone: 617-444-3000.

Q:	How do I submit a question to the board or management at the Annual Meeting?

A:

If you wish to submit a question to be asked at the Annual Meeting, you may log into, and ask a question on, the virtual meeting platform at www.meetnow.global/MYK5XPQ using your login number. Once past the login screen, click “Ask a Question,” type in your question and click “Submit.”

We do not place restrictions on the type or form of questions asked during the formal portion of the Annual Meeting so long as they relate to the specific agenda items on which stockholders are entitled to vote and are asked during the period of time when the applicable matter is being considered; however, we reserve the right to edit or reject questions that are irrelevant to the Company’s business, repetitious of statements made by other persons, include derogatory references to individuals or that are otherwise in bad taste, are related to personal grievances or a matter of individual concern that is not a matter of interest to stockholders generally.

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Q:	What if I have technical difficulties or trouble accessing the virtual Annual Meeting?

A:

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note Internet Explorer is not a supported browser.

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call Computershare at 1-888-724-2416.

Q:	Can I access the Proxy Statement and Annual Report on the Internet?

A:	Yes. Our Proxy Statement and Annual Report to Stockholders are available on our website at https://www.ir.akamai.com/financial-information/annual-reports.

Q.	Can I request a paper or email copy of the proxy materials?

A:

Yes. To facilitate timely delivery of paper copies, all requests must be received by May 2, 2022. A stockholder of record may request a copy of the proxy materials by going to www.envisionreports.com/AKAM and selecting “Request Materials” or otherwise following the instructions on his or her Notice. If you are not a stockholder of record, please refer to the information provided by your broker, bank or other nominee for instructions.

Q:	Who is entitled to vote and how can you vote?

A:

The record date for the Annual Meeting is March 17, 2022. Holders of Akamai common stock at the close of business on that date are entitled to one vote per share. For each of the matters to be voted on, you may vote “For” or “Against” or abstain from voting. As of the record date, there were issued, outstanding and entitled to vote an aggregate of 160,901,180 shares of our common stock.

Stockholder of Record—If on the record date your shares were registered directly in your name with our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in the following ways:

To vote during the Annual Meeting, if you are a stockholder of record as of the record date, follow the instructions at www.meetnow.global/MYK5XPQ. You will need to enter your login number found on your Notice or proxy card.

To vote prior to the Annual Meeting (until 11:59 p.m. Eastern Time on May 11, 2022), you may vote via the internet, by telephone or by completing and returning a proxy card, as described below.

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To vote through the internet prior to the Annual Meeting, go to www.investorvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the number contained on your Notice or proxy card.

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🌑	To vote over the telephone, dial toll-free 1-866-641-4276 and follow the recorded instructions. You will be asked to provide the number contained on your Notice or proxy card.

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To vote by mail, simply complete, sign and date the proxy card, that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online at the Annual Meeting, your shares will not be voted. If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted “For” each proposal.

Beneficial Owner—If on the record date your shares were held, not in your name, but rather in a brokerage account or by a broker, bank or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner of those shares, you have the right to direct your broker, bank or other nominee to vote in accordance with your instructions and you also are invited to attend the Annual Meeting online. However, because a beneficial owner is not the stockholder of record, you may not vote these shares online at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting and register in advance to attend the virtual Annual Meeting following the procedures outlined above.

Q:	How will my shares that are held through a broker, bank or other nominee be voted?

A:

Brokers, banks and other nominees that hold shares in “street name” for customers may have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Under applicable stock exchange rules, nominees subject to these rules will have this discretionary authority with respect to the ratification of the selection of our independent auditors because it is considered a “routine” matter; however, they will not have this discretionary authority with respect to any of the other matters scheduled to be voted upon because they are not considered “routine” matters. As a result, with respect to all matters scheduled to be voted upon other than ratification of the selection of our independent auditors, if the beneficial owners have not provided instructions with respect to that matter, those beneficial owners’ shares will be considered “broker non-votes.” The effect of broker non-votes is discussed below.

Q:	What will constitute a quorum for the Annual Meeting?

A:

Under our bylaws, the holders of a majority of the shares of our common stock issued, outstanding and entitled to vote at the Annual Meeting shall constitute a quorum. On the record date, there were 160,901,180 shares outstanding and entitled to vote.

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Shares of our common stock present in person or represented by executed proxies received by us (including “broker non-votes” and shares that abstain with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present. Shares present virtually during the Annual Meeting will be considered shares of common stock represented in person at the Annual Meeting.

Q:	How many votes are required for approval of different matters?

A:

For each of the matters to be voted on, you may vote “For” or “Against” or abstain from voting. The vote required to approve each matter is a majority of votes cast which means the number of shares voted “For” a matter must exceed the number of votes cast “Against” such matter (with “abstentions” and “broker non-votes” votes not counted as a vote either “for” or “against” that matter).

Item	Vote Required	Abstentions	Broker Non-Votes	Unmarked Proxy Cards

Election of Directors (Item 1)	Majority of votes cast	No effect	No effect	Voted “FOR”

Amendment and Restatement of Amended and Restated 2013 Stock Incentive Plan (Item 2)	Majority of votes cast	No effect	No effect	Voted “FOR”

Advisory Vote on Executive Compensation (Item 3)	Majority of votes cast	No effect	No effect	Voted “FOR”

Ratification of Selection of Independent Auditors (Item 4)	Majority of votes cast	No effect	Not Applicable (1)	Voted “FOR”

(1)

This proposal is considered to be a “routine” matter. Accordingly, if you beneficially own your shares and do not provide voting instructions, your broker, bank or other agent has discretionary authority to vote your shares on this proposal.

Q:	What happens if an incumbent director nominee fails to receive more “For” votes than “Against” votes in an uncontested election?

A:

Under our majority vote standard for the election of directors, the number of shares voted “For” a nominee must exceed the number of shares voted “Against” that nominee. Our Corporate Governance Guidelines set forth a process that takes effect if an incumbent director nominee does not receive the number of votes required for re-election in an uncontested election. Upon such an occurrence, the affected director is

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expected, promptly following certification of the stockholder vote, to submit to the Board his or her offer to resign from the Board. The ESG Committee will promptly consider the resignation offer submitted by such incumbent director and recommend to the Board the action to be taken with respect to such resignation offer. Such action may range from accepting the resignation, to maintaining such incumbent director but addressing what the ESG Committee believes to be the underlying cause of the withheld votes, to resolving that such incumbent director will not be re-nominated for election in the future, to rejecting the resignation, to such other action that the ESG Committee determines to be in the best interests of Akamai and our stockholders. In making its recommendation, the ESG Committee will consider all factors it deems relevant. The Board will then act on the ESG Committee’s recommendation, considering the factors considered by the ESG Committee and such additional information and factors the Board believes to be relevant. After the Board’s determination, we will promptly publicly disclose in a document filed or furnished with the Commission the Board’s decision regarding the action to be taken with respect to such incumbent director’s resignation. If the Board’s decision is to not accept the resignation, such disclosure will include the reasons for not accepting the resignation. If the director’s resignation is accepted, then the Board may fill the resulting vacancy in accordance with our bylaws. Our Corporate Governance Guidelines are posted on our website at www.ir.akamai.com/corporate-governance/highlights.

Q:	Can I revoke my proxy?

A:

Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of a signed proxy card with a later date, voting over the internet or telephone at a later date or a later-dated written revocation to our Secretary or by voting online while attending the virtual Annual Meeting. Attendance at the virtual Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote his or her shares online during the virtual Annual Meeting. If you are a beneficial owner, you should follow the instructions provided by your broker, banker or other nominee.

Q:	Who pays for the solicitation of proxies?

A:

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, the Board, officers and employees, without additional remuneration, may solicit proxies by telephone and electronic mail. Brokers, banks and other nominees will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, together with reimbursement of customary disbursements, which are not expected to exceed $20,000 in total. In addition, The Proxy Advisory Group, LLC and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement. The Proxy Advisory Group, LLC may solicit proxies by electronic mail, mail and telephone.

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Q:	Are there matters to be voted on at the Annual Meeting that are not included in the proxy?

A:

The Board does not know of any other matters that may come before the Annual Meeting; however, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons acting as proxies to vote, or otherwise act, in accordance with their judgment on such matters. Under our bylaws, the deadline for stockholders to notify us of any proposals or director nominations to be presented for action at the 2022 Annual Meeting has passed.

Q:	Will a list of record stockholders as of the record date be available?

A:

A list of our record stockholders as of the close of business on the record date will be made available to stockholders during the meeting at www.meetnow.global/MYK5XPQ. In addition, for the ten days prior to the Annual Meeting, the list will be available for examination by any stockholder of record for a legally valid purpose at our corporate headquarters during regular business hours.

Q:	What is “householding”?

A:

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process is commonly referred to as “householding.” This year, a number of brokers with account holders who are Akamai stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or write to us at the following address or email address or call us at the following phone number:

Akamai Technologies, Inc.
145 Broadway
Cambridge, Massachusetts 02142
Attention: Investor Relations
Phone: 617-444-3000
Email: invrel@akamai.com

If you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address, email address or phone number.

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Deadlines for Submission of Stockholder Proposals and Director Nominations for the 2023 Annual Meeting

Proposals of stockholders intended to be presented at the 2023 Annual Meeting of Stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act, must be received by us no later than November 30, 2022 in order to be included in the proxy statement and form of proxy relating to that meeting. To comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 13, 2023.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to the Board of Directors and of other business that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must be delivered by the stockholder and received by the Secretary at the principal executive offices of Akamai (i) no earlier than 90 days before and no later than 70 days before the first anniversary of the date of the preceding year’s annual meeting, or (ii) if the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from the first anniversary date, (a) no earlier than 90 days before the annual meeting and (b) no later than the later of (i) 70 days before the annual meeting or (ii) ten days after the day notice of the annual meeting was mailed or publicly disclosed, whichever occurs first. Assuming the date of our 2023 Annual Meeting of Stockholders is not so advanced or delayed, stockholders who wish to make a director nomination or proposal of other business at the 2023 Annual Meeting (other than one to be included in our proxy statement) should notify us no earlier than February 11, 2023 and no later than March 3, 2023.

THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING ONLINE. WHETHER OR NOT YOU PLAN TO ATTEND ONLINE, YOU ARE URGED TO VOTE AT YOUR EARLIEST CONVENIENCE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

By order of the Board of Directors,

/s/ AARON S. AHOLA
AARON S. AHOLA
Executive Vice President, General Counsel and Corporate Secretary

March 30, 2022

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Appendix A

Akamai Technologies, Inc.

SECOND AMENDED AND RESTATED 2013 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this 2013 Stock Incentive Plan (the “Plan”) of Akamai Technologies, Inc., a Delaware corporation (the “Company” or “Akamai”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), Restricted Stock Units (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8) and Cash-Based Awards (as defined in Section 8).

3.	Administration and Delegation

(a)        Administration by Board of Directors. The Plan will be administered by the Board. Subject to and consistent with the provisions of the Plan, the Board shall have the authority and discretion to: (i) determine which eligible employees, officers, directors, consultants and advisors will receive Awards, (ii) determine the number of shares of Common Stock (as hereinafter defined), cash, or other consideration to be covered by each Award, (iii) determine the terms and conditions of any Award (including Fair Market Value (as hereinafter defined), the exercise price, the vesting schedule, the term of the Award, and the period following termination from employment or service during which an Award may be exercised), (iv) approve forms of Award agreements and other documentation for use under the Plan, (v) adopt, alter, and repeal administrative rules, guidelines, and practices governing the operation of the Plan, (vi) interpret the provisions of the Plan and any Award documentation and remedy any ambiguities, omissions, or inconsistencies therein, (vii) modify or amend Awards, or grant waivers of Plan or Award conditions, (viii) determine the nature and provisions of Other Stock-Based Awards (as hereinafter defined) permitted pursuant to Section 8, and (ix) make all other determinations necessary or advisable for the administration of the Plan. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b)        Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers. Notwithstanding the foregoing, for purposes of granting Awards to directors, the Committee shall mean the Compensation Committee.

(c)        Delegation to Officers. Subject to any requirements of applicable law (including as applicable Sections 152 and 157(c) of the General Corporation Law of the State of Delaware), the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of Awards to be granted by such officers, the maximum number of shares subject to Awards that the officers may grant, and the time period in which such Awards may be granted; and provided further, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).”

(d)        Awards to Non-Employee Directors. Awards to non-employee directors will only be granted and administered by a Committee, all of the members of which are independent as defined by Section 5605(a)(2) of the NASDAQ Marketplace Rules.

4.	Stock Available for Awards

(a)        Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to such number of shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) as is equal to the sum of:

(1)        26,500,000 shares of Common Stock; and

(2)        such additional number of shares of Common Stock as is equal to the sum of (i) the number of shares of Common Stock reserved for issuance under the Company’s 2009 Stock Incentive Plan (the “2009 Plan”) that remained available for grant immediately prior to the date this Plan was first approved by the Company’s stockholders and (ii) the number of shares of Common Stock subject to awards granted under the 2009 Plan, the Company’s Second Amended and Restated 1998 Stock Incentive Plan, the Company’s 2001 Stock Incentive Plan and the Company’s 2006 Stock Incentive Plan (together, the “Existing Plans”) which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations of the Code). Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares, treasury shares or shares purchased on the open market. Up to five million (5,000,000) shares of Common Stock shall be available under the Plan for Awards in the form of Incentive Stock Options (as defined in Section 5(b)).

(b)        Share Counting. For purposes of counting the number of shares available for grant of Awards under the Plan pursuant to Section 4(a) and the sublimit contained in Section 4(c)(1):

(1)        all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan and against the sublimit listed in the first clause of this Section 4(b); provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(2)        if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan and against the sublimit listed in the first clause of this Section 4(b) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;

(3)        shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to an Award (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and

(4)        shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(c)        Sub-limits.

(1)        Per-Participant Limit. Subject to adjustment under Section 9, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR (as each is hereafter defined) shall be treated as a single Award. The per-Participant limit described in this Section 4(c)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(2)        Limit on Awards to Non-Employee Directors. The maximum amount of cash and equity compensation (calculated in the case of equity awards based on grant date fair value for financial reporting purposes) granted in any calendar year to any individual non-employee director shall not exceed $1,000,000. The Board of Directors may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board of Directors may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

(d)        Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options

(a)        General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option.”

(b)        Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Akamai, any of Akamai’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. If the Fair Market Value (as defined below) of shares on the date of grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year exceeds $100,000, the Options for the first $100,000 worth of shares to become exercisable in that calendar year will be Incentive Stock Options, and the Options for the shares with a Fair Market Value (as defined below) in excess of $100,000 that become exercisable in that calendar year will be Nonstatutory Stock Options. The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c)        Exercise Price. The Board shall establish the exercise price of each Option or the formula by which such exercise price shall be determined. The exercise price shall be specified in the applicable option agreement; provided, however, that the exercise price shall not be less than 100% of the Fair Market Value (as defined below) on the date the Option is granted, provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(d)        No Repricing of Options. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(d)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the canceled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market (“NASDAQ”).

(e)        Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided however, that no Option will be granted for a term in excess of 7 years.

(f)        Exercise of Option. Options may be exercised by delivery to the Company of a notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(g) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company following exercise as soon as practicable following exercise.

(g)        Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)        in cash or by check, payable to the order of the Company;

(2)        except as may otherwise be provided in the applicable option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)        to the extent provided for in the applicable option agreement or approved by the Board, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)        to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;

(5)        to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, by payment of such other lawful consideration as the Board may determine;

(6)        by any combination of the above permitted forms of payment.

(h)        No Reload Rights. No option granted under the Plan shall contain any provision entitling the grantee to the automatic grant of additional Options in connection with any exercise of the original Option.

(i)        No Dividend Equivalents. No option shall provide for the payment or accrual of dividend equivalents.

6.	Stock Appreciation Rights

(a)        General. The Board may grant Awards consisting of a Stock Appreciation Right (“SAR”) entitling the holder, upon exercise, to receive an amount in Common Stock or cash or a combination thereof (such form to be determined by the Board determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the grant price established pursuant to Section 6(c)). The date as of which such appreciation is determined shall be the exercise date.

(b)        Grants. Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan.

(1)        Tandem Awards. When Stock Appreciation Rights are expressly granted in tandem with Options, (i) the Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Change in Control Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Change in Control Event and except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Right; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right; and (iv) the Stock Appreciation Right will be transferable only with the related Option.

(2)        Independent SARs. A Stock Appreciation Right not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR agreement.

(c)        Grant Price. The Board shall establish the grant price or exercise price of a SAR or the formula by which such exercise or grant price will be determined. The exercise or grant price shall be specified in the applicable SAR agreement. The exercise or grant price shall not be less than 100% of the Fair Market Value per share of Common Stock on the date of grant of the SAR, provided that if the Board approved the grant of the SAR effective as of a future date, the grant price shall be not less than 100% of the Fair Market Value on such future date.

(d)        Term. The term of a SAR shall not be more than 7 years from the date of grant.

(e)        Exercise. Stock Appreciation Rights may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

(f)        No Repricing of SARs. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding SAR granted under the Plan to provide an grant price per share that is lower than the then-current grant price per share of such outstanding SAR, (2) cancel any outstanding stock appreciation right (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(d)) covering the same or a different number of shares of Common Stock and having a grant price per share lower than the then-current exercise price per share of the canceled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a grant price per share above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ.

(g)        No Reload Rights. No SAR granted under the Plan shall contain any provision entitling the grantee to the automatic grant of additional SARs in connection with any exercise of the original SAR.

(h)        No Dividend Equivalents. No SAR shall provide for the payment or accrual of dividend equivalents.

7.	Restricted Stock; Restricted Stock Units Stock

(a)        General. The Board may grant Awards of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. In addition, the Board may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at a future date on or after such Award vests (“Restricted Stock Units”). (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”.)

(b)        Terms and Conditions for all Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c)        Additional Provisions Relating to Restricted Stock.

(1)        Dividends. Any dividend (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to the shareholders of that class of stock or, if later, the 15th day of the third month following the date of the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends.

(2)        Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as any dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

(d)        Additional Provisions Relating to Restricted Stock Units.

(1)        Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company the number of shares of Common Stock specified in the Award agreement or an amount of cash equal to the Fair Market Value of such number of shares, as provided in the applicable Award agreement. The Board may provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Code Section 409A. Any Restricted Stock Units with a mandatory or elected deferral may be referred to by the Board as “Deferred Stock Units.”

(2)        Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3)        Dividend Equivalents. To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents shall be credited to an account for the Participants, may be settled in cash and/or shares of Common Stock and shall be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, in each case to be set forth in the applicable Award agreement. No interest will be paid on Dividend Equivalents.

8.	Other Stock-Based Awards

The Board may grant other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock-Based Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. The Company may also grant Performance Awards or other Awards denominated in cash rather than shares of Common Stock (“Cash-Based Awards”). Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto, and the terms and conditions of each Cash-Based Award.

9.	Adjustments for Changes in Common Stock and Certain Other Events

(a)        Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sublimit set forth in Section 4(c), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions and the grant price of each Stock Appreciation Right, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. If this Section 9(a) applies and Section 9(b) also applies to any event, Section 9(b) shall be applicable to such event, and this Section 9(a) shall not be applicable.

(b)        Change in Control Events.

(1)        Definitions.

(i)        A “Change in Control Event” shall mean:

(A) any merger or consolidation of the Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property or is canceled;

(B) any exchange of shares of Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction;

(C) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation;

(D) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the

Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (I) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (II) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (D), the following acquisitions shall not constitute a Change in Control Event: (W) any acquisition directly from the Company, (X) any acquisition by the Company, (Y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (Z) any acquisition by any corporation pursuant to a transaction which results in all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such transaction beneficially owning, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such transaction (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively;

(E) any sale of all or substantially all of the assets of the Company; or

(F) the complete liquidation of the Company.

(ii)        “Good Reason” shall mean (A) a material reduction in the Participant’s base compensation; or (B) a requirement that the Participant relocate to, or perform his or her principal job functions at, an office that is more than twenty-five (25) miles from the office at which the Participant was previously performing his or her principal job functions; provided, however, that no such event shall constitute Good Reason unless (X) the Participant gives the Company a written notice of termination for Good Reason not more than 90 days after the initial existence of the condition, (Y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice and (Z) the Participant’s termination of employment occurs within one year following the Company’s receipt of such notice.

(iii)        “Cause” shall mean (A) any act or omission by the Participant that has a significant adverse effect on the Company’s business or on the Participant’s ability to perform services for the Company, including, without limitation, the commission of any crime (other than ordinary traffic violations), or (B) refusal or failure to perform assigned duties, serious misconduct, or excessive absenteeism, or (C) refusal or failure to comply with the Company’s Code of Business Ethics.

(2)        Effect on Awards.

(i)        In the case of and subject to the consummation of a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing the Award or any other agreement between the Participant and the Company, all Performance Awards (as defined below) shall be deemed earned immediately prior to the Change in Control Event based upon achievement of (A) actual performance of the applicable metrics for any Performance Awards for which the applicable performance period has been fully completed as of the date of the Change in Control Event and (B) target level performance of the applicable performance metrics for any Performance Awards for which the performance period has not been completed or has been partially completed as of the date of the Change in Control Event (any Performance Awards that are deemed earned pursuant to this Section 9(b)(2)(i), “Earned Performance Awards”).

(ii)        In the case of a Change in Control Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Change in Control Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Change in Control Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except to the extent specifically provided to the contrary in the instrument evidencing the Award or any other agreement between the Participant and the Company, all Awards with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Change in Control Event and all Earned Performance Awards shall become fully vested and exercisable as of immediately prior to the effective time of the Change in Control Event. In the event of a termination of outstanding Awards granted under the Plan upon a Change in Control Event, (A) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the Participant holding Options and SARs, in exchange for the cancellation thereof, in an amount equal to the difference between (x) the price paid for each share of Common Stock in the Change in Control Event (the “Sale Price”) multiplied by the number of shares of Common Stock subject to outstanding Options and SARs (to the extent then exercisable at prices not in excess of the Sale Price) and (y) the aggregate exercise price of all such outstanding Options and SARs (provided that, in the case of an Option or SAR with an exercise price equal to or greater than the Sale Price, such Option or SAR shall be cancelled for no consideration); or (B) each Participant shall be permitted, within a specified period of time prior to the consummation of the Change in Control Event as determined by the Board, to exercise all outstanding Options and SARs (to the extent then exercisable) held by such Participant. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to Participants holding Awards other than Options and SARs in an amount equal to the Sale Price multiplied by the number of vested shares of Common Stock underlying such Awards.

For purposes of this Section 9(b)(2)(ii), an Award shall be considered assumed if, following consummation of the Change in Control Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Change in Control Event, the consideration (whether cash, securities or other property) received as a result of the Change in Control Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Change in Control Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Change in Control Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Change in Control Event.

(iii)        To the extent the parties to a Change in Control Event provide for the assumption, continuation or substitution of Awards, except to the extent specifically provided to the contrary in the instrument evidencing the Award or any other agreement between the Participant and the Company, each such assumed, continued or substituted Award (including, for the avoidance of doubt, any Earned Performance Award) shall become immediately vested, exercisable, or free from forfeiture, as applicable, upon the termination of the Participant’s employment if the Participant’s employment with the Company or a successor corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the successor corporation, in either case on or prior to the first anniversary of the date of the consummation of a Change in Control Event.

10.	General Provisions Applicable to Awards

(a)        Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act, provided that Incentive Stock Options and Awards that are subject to Section 409A of the Code may be transferable only to the extent permitted by the Code; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

(b)        Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to (but, except as expressly contemplated by another provision herein, not inconsistent with) those set forth in the Plan.

(c)        Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)        Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights, or receive any benefits, under an Award.

(e)        Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. The Board may require the Company’s tax withholding obligations to be satisfied, in whole or in part, by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (valued in the manner determined by (or in a manner approved by) the Company); provided, however, except as otherwise provided by the Committee, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value (determined by, or in a manner approved by, the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined by, or in a manner approved by, the Company)) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. The Board may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Common Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f)        Amendment of Award. Except as provided in Sections 5(d) and 6(f), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless either (i) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant or (ii) that the change is permitted under Section 9 hereof.

(g)        Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)        Acceleration. Except as set forth in Section 10(i), the Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i)        Performance Awards. Awards under the Plan may be made subject to the achievement of performance goals as the Board may determine (“Performance Awards”), subject to the limit in Section 4(c)(1) on shares covered by such grants. The Committee shall certify in writing (which may be satisfied by the inclusion of such a determination in the minutes of a meeting of such Committee) that the performance goals and other material terms applicable to such Award were satisfied.

(j)        Minimum Vesting. Subject to Section 10(h), no Award shall vest earlier than the first anniversary of its date of grant, unless such Award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to the Participant. The foregoing sentence shall not apply to Awards granted, in the aggregate, for up to 5% of the maximum number of authorized shares set forth in Section 4(a).

11.	Miscellaneous

(a)        No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)        No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c)        Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company’s stockholders. No Awards shall be granted under the Plan after May 12, 2032 and no awards of Incentive Stock Options may be granted after March 16, 2032, but Awards previously granted may extend beyond that date.

(d)        Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) no amendment that would require stockholder approval under the rules of the NASDAQ may be made effective unless and until such amendment shall have been approved by the Company’s stockholders; and (ii) if the NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of material amendments to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 9), (B) expanding the types of Awards that may be granted under the Plan, (C) materially expanding the class of participants eligible to participate in the Plan, or (D) materially increasing benefits generally available to Participants shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan.

(e)        Provisions for Foreign Participants. The Board may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f)        Compliance With Code Section 409A. Except as provided in individual Award agreements initially or by amendment, if and to the extent any portion of any payment, compensation or other benefit provided to a Participant in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is a specified employee as defined in Section 409A(a) (2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Code Section 409A) (the “New Payment Date”), except as Code Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. The Company shall have no liability to a Participant, or any other Party if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Board.

(g)        Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee, or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, other employee, or agent of the Company. The Company will indemnify and hold harmless each director, officer, other employee, or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.

(h)        Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(i)        Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

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2022 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Against	Abstain
01 - Sharon Bowen	☐	☐	☐

04 - Dan Hesse	☐	☐	☐

07 - Jonathan Miller	☐	☐	☐

10 - Bill Wagner	☐	☐	☐

	For	Against	Abstain
02 - Marianne Brown	☐	☐	☐

05 - Tom Killalea	☐	☐	☐

08 - Madhu Ranganathan	☐	☐	☐

	For	Against	Abstain
03 - Monte Ford	☐	☐	☐

06 - Tom Leighton	☐	☐	☐

09 - Ben Verwaayen	☐	☐	☐

	For	Against	Abstain
2. To approve an amendment and restatement of the Amended and Restated Akamai Technologies, Inc. 2013 Stock Incentive Plan	☐	☐	☐

4. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2022	☐	☐	☐

	For	Against	Abstain
3. To approve, on an advisory basis, our executive officer compensation	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

1 U P X

03L85C

The 2022 Annual Meeting of Stockholders of Akamai Technologies, Inc. will be held on

Thursday, May 12, 2022 at 9:30 a.m. Eastern Time, virtually via the internet at meetnow.global/MYK5XPQ

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders.

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Akamai Technologies, Inc.

Notice of 2022 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – May 12, 2022

F. Thomson Leighton and Aaron Ahola (the “Proxies”), or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Akamai Technologies, Inc. to be held on May 12, 2022 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as indicated by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.